EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-registrant

2005-06 Report on State Finances

of the Queensland Government – 30 June 2006

05–06

Incorporating the Outcomes Report and the Consolidated Financial Statements

Queensland Government

Contents

Page
Message from the Treasurer	2

Scope of the Report	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-08

Balance Sheet by Sector	4-09

Cash Flow Statement by Sector	4-10

General Government Sector Expenses by Function	4-11

General Government Sector Purchases of Non-financial Assets by Function	4-12

Loan Council Allocation	4-12

Certification of Outcomes Report	4-13

Audited Consolidated Financial Statements

Overview and Analysis	5-01

Income Statement	5-07

Balance Sheet	5-08

Statement of Changes in Equity	5-10

Cash Flow Statement	5-11

Notes to the Financial Statements	5-12

Certification of Consolidated Financial Statements	5-85

Independent Audit Report to the Treasurer of Queensland	5-86

Attachment A: Reconciliation of UPF and AAS Operating Result	6-01

Report on State Finances 2005-06 - Government of Queensland	1

Message from the Treasurer

As outlined in the Charter of Social and Fiscal Responsibility, the Government is committed to fiscal transparency and accountability. A key objective of this report is to facilitate a meaningful assessment of the State’s financial performance over the 2005-06 financial year and its net worth at balance date.

This report provides details of the State’s financial operations and position on both a Government Finance Statistics (Outcomes Report) and Australian Accounting Standards (Consolidated Financial Statements) basis.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

ANNA BLIGH MP

DEPUTY PREMIER, TREASURER AND

MINISTER FOR INFRASTRUCTURE

Report on State Finances 2005-06 - Government of Queensland	2

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and Consolidated Financial Statements, provides a comprehensive analysis of Government finances for the 2005-06 financial year.

These reports are prepared using different methodologies, each giving a view of Government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented on a Government Finance Statistics (GFS) basis and in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget is prepared in accordance with the Framework and the Outcomes Report compares achieved financial results with revised forecasts.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

One of the Government’s key fiscal principles is the maintenance of a General Government operating surplus as measured in GFS terms.

The Consolidated Financial Statements

The Consolidated Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AAS31 Financial Reporting by Governments and other applicable standards. The statements present the income statement, balance sheet and cash flows of the Queensland Total State sector on a consolidated basis.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

2005-06 is the first year the Consolidated Financial Statements have been prepared in accordance with Australian Equivalents to International Financial Reporting Standards.

Refer Note 53 for a full list of consolidated entities.

Related Publications

This report comprises one of a number of key publications relating to the financial performance of the Queensland Public Sector including:

-	the annual Budget papers

-	the Treasurer’s Consolidated Fund Financial Report

-	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2005-06 - Government of Queensland	3

2005-06 Outcomes Report

Uniform Presentation Framework of the Queensland Government – 30 June 2006

05–06

Queensland Government

Outcomes Report

Outcomes Report - Overview and Analysis

Overview

The General Government GFS operating result for 2005-06 was a surplus of $3.714 billion, or $861 million higher than forecast at the time of the 2006-07 Budget. The increase in the surplus primarily reflects higher investment returns, additional GST payments from the Commonwealth, increased royalty revenues and the timing of program expenditures.

The underlying operating balance for 2005-06 in the General Government sector (adjusted for superannuation arrangements comparable with other jurisdictions) is a surplus of $2.366 billion, an increase of $645 million over the estimated actual underlying position.

A GFS cash surplus of $4.648 billion was recorded for 2005-06 in the General Government sector. This is $1.267 billion higher than the estimated actual of $3.381 billion.

Increased cash generated from the GFS operating surplus in 2005-06 has been utilised to fund net capital outlays (property, plant and equipment purchases) of $2.8 billion. In addition all interest earnings on long-term investments (held to meet future employee entitlements) were reinvested during the year.

The State’s net worth increased to $105.035 billion as at 30 June 2006, an improvement of $8.647 billion over the estimated actual forecast of $96.388 billion, mainly as a result of revaluations of non-financial assets.

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility - see page 4-02.

Summary of Key GFS Financial Aggregates

Outlined in the table below are the GFS aggregates, by sector. The results show outcomes for Queensland stronger than expected at the time of the 2006-07 Budget:

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual $ million	Actual $ million	Est. Actual $ million	Actual $ million	Est. Actual $ million	Actual $ million

Revenue	29,586	30,084	9,130	9,394	35,890	36,685
Expenses	26,733	26,370	9,028	9,107	32,934	32,683
Net operating balance	2,853	3,714	102	287	2,956	4,002
Net lending/(borrowing)	1,869	2,478	(3,101)	(2,912)	(1,231)	(433)
Cash surplus/(deficit)	3,381	4,648	(2,786)	(2,804)	596	1,844
Capital purchases	2,914	3,186	4,561	4,592	7,409	7,713
Net worth	96,388	105,035	19,008	20,268	96,388	105,035
Net debt	(22,130)	(23,243)	13,076	12,173	(9,054)	(11,070)

Outcomes Report 2005-06 -Government of Queensland	4-01

Outcomes Report - Overview and Analysis

Meeting the Government’s Fiscal Commitments

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility:

Achievement of Fiscal Principles of the Queensland Government
Principle	Achievement	Indicator
Competitive tax environment
The Government will ensure that State taxes and charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.	✓	Taxation revenue per capita: Qld: $1,848/capita Other States: $2,234/capita.
Affordable service provision
The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.	✓	GFS operating surplus of $3.714 billion.
Sustainable borrowings for capital investment
Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.	✓	GG total purchases of non-financial assets $3.186 billion; net borrowings and advances repaid $764 million. AAA credit rating confirmed by Moody’s and Standard & Poor’s (highest rating available).
Prudent management of financial risk
The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	GG net financial worth: $23.363 billion.
Building the State’s net worth
The Government will maintain and seek to increase Total State net worth.	✓	Net worth increased by $8.602 billion to $105.035 billion during 2005-06.

Net Operating Balance

The GFS operating result for 2005-06 in the General Government sector is a surplus of $3.714 billion, or $861 million higher than forecast at the time of the 2006-07 Budget. The 2005-06 surplus reflects the continuing strength of the economy flowing through to taxation and royalty revenues, higher GST payments from the Australian Government and investment returns above the long-term assumed rate of return.

With approximately $23 billion in funds invested in a portfolio of equities, property, cash and fixed interest, the performance of domestic and international financial markets have a major influence on the actual result. Investment returns on these assets were 1.2% higher than expected at the time of the 2006-07 Budget (16%), resulting in an increase in interest income of $214 million.

Investment market volatility impacts on the Queensland Budget more in GFS terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. If Queensland’s superannuation arrangements were structured on the same basis as generally applied in other states, the General Government sector underlying operating result for 2005-06 would be a surplus of $2.366 billion, as outlined below:

Calculation of Underlying Result	2005-06 Outcome $ million

GFS net operating balance	3,714
Less investment earnings on defined benefit superannuation assets	2,398
Plus superannuation interest expense	526
Plus net return on fund surplus	524
Underlying Balance	2,366

Outcomes Report 2005-06 -Government of Queensland	4-02

Outcomes Report - Overview and Analysis

Revenue	2005-06 Est. Actual $ million	2005-06 Outcome $ million
Taxation revenue	7,356	7,396
Current grants and subsidies	12,809	12,955
Capital grants	591	627
Sales of goods and services	2,500	2,586
Interest income	3,200	3,414
Other	3,129	3,106

Total Revenue	29,586	30,084

Revenue increased by $498 million (1.7%) over the 2005-06 estimated actual. This is a result of:

-	Higher GST revenue grants from the Commonwealth Government.

-	Strong end of year performance of investment markets and additional interest returns on cash balances held by the Treasurer and statutory bodies.

-	An increase in taxation revenue from higher than expected transfer duty and payroll tax collections.

-	Higher than expected royalty revenues from higher commodity prices and growth in export volumes, offset by lower than estimated tax equivalents revenue following a technical adjustment required by the Australian Bureau of Statistics, leading to marginally lower than forecast other revenue.

Expenses	2005-06 Est. Actual $ million	2005-06 Outcome $ million
Gross operating expenses
Employee expenses	12,051	11,977
Other operating expenses	5,641	5,539
Depreciation	1,632	1,679
Superannuation interest expense	502	526
Other interest expense	186	173
Current transfers	5,754	5,546
Capital transfers	966	930

Total Expenses	26,733	26,370

Total expenses were $363 million lower than forecast at the time of the 2006-07 Budget, primarily due to:

-	Lower than forecast current and capital transfers including grants and subsidies to the community, community service obligation payments to Government-owned corporations and capital grants to local governments and non-government entities. Expenditure is driven largely by demand and the meeting of conditions for these programs. Lower than forecast expenditure for 2005-06 primarily results from reduced demand and progress in meeting the conditions attached to these programs.

-	Gross operating expenses excluding depreciation were $176 million lower than forecast due to lower than expected staffing levels and related operating costs across Government.

Outcomes Report 2005-06 -Government of Queensland	4-03

Outcomes Report - Overview and Analysis

General Government expenditure is focussed on the delivery of core services to the community. As shown in the chart below, Education accounts for the largest share of expenses (25%), followed by Health (23%).

Cash Surplus

A cash surplus of $4.648 billion was recorded for the 2005-06 financial year in the General Government sector, an increase of $1.267 billion over the 2005-06 estimated actual. Net cash flows from operating activities were $1.507 billion higher than estimated.

The General Government sector recorded net cash inflows from operating activities for the 2005-06 financial year of $7.447 billion reflecting continued strength in the domestic economy, strong returns on investments and increased royalty revenues from higher commodity prices and growth in export volumes.

The increased cash generated from operating activities in 2005-06 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $2.8 billion. In addition, interest earnings on long-term investments held to meet future employee entitlements and standard employer contributions ($3.6 billion) were re-invested during 2005-06.

Receipts from operating activities were $1.21 billion higher than forecast, with the most significant variation noted in grants and subsidies ($315 million) and other receipts ($680 million). Other receipts include interest on investment earnings, dividends and royalties.

Payments for operating activities were $298 million lower than forecast primarily due to lower grants and subsidies expenditure.

Purchases of non-financial assets (i.e. capital expenditure) also exceeded forecasts by $272 million.

Net Worth

The State’s net worth increased to $105.035 billion as at 30 June 2006. This is $8.647 billion higher than the forecast of $96.388 billion, and is $8.602 billion higher than the net worth as at 30 June 2005. This growth reflects the impact of the Government’s substantial operating surplus in 2005-06 and increases as part of the State’s asset revaluation cycle.

Higher valuations of assets administered by the Department of Natural Resources, Mines and Water ($988 million), the Department of Main Roads ($633 million), the Department of Health ($793 million) and the Department of Housing ($769 million) contributed to the improved net worth recorded by the State.

Outcomes Report 2005-06 - Government of Queensland	4-04

Outcomes Report - Overview and Analysis

The chart below shows the State’s strong net worth compared with the other states.

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.

Source: Western Australia and Victoria Outcome Results; New South Wales, South Australia and Tasmania 2006-07 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2005-06 - Government of Queensland	4-05

Outcomes Report - Overview and Analysis

Net Debt

Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and can limit government flexibility to adjust outlays.

In 2005-06 there has been a further strengthening of the General Government sector’s already strong net debt position, from an estimated negative $22.13 billion to a negative $23.243 billion.

Queensland’s negative net debt of $5,808 per capita compares to the average negative net debt of $290 per capita of the other states.

Source: Western Australia and Victoria Outcome Results; New South Wales, South Australia and Tasmania 2006-07 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2005-06 - Government of Queensland	4-06

Outcomes Report - Overview and Analysis

Public Non-Financial Corporations (PNFC) Sector

The Public Non-Financial Corporations sector comprises bodies such as Government-owned corporations that provide goods and services that are market, non-regulatory and non-financial in nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government payments to fund community service obligations.

-	The PNFC sector recorded a net operating surplus of $287 million or $185 million higher than forecast. The increased surplus was largely the result of lower than expected tax equivalents expenses following a technical adjustment required by the Australian Bureau of Statistics.

-	A cash GFS deficit of $2.804 million was recorded which is largely in line with forecast estimates for 2005-06.

-	The net worth of the PNFC sector increased from an estimated $19.008 billion to $20.268 billion mainly from revaluations of non-financial assets.

State Financial Sector (Total State)

The Total State sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

-	A net operating surplus of $4.135 billion was recorded in 2005-06, reflecting the strong performance of the General Government sector.

-	A total State cash surplus of $1.708 billion was achieved in 2005-06 after allowing for purchases of non-financial assets of $7.731 billion.

-	In 2005-06 there has been a further strengthening of the Total State’s net debt position to negative $14.575 billion.

Outcomes Report 2005-06 - Government of Queensland	4-07

Operating Statement by Sector

Operating Statement 2005-06 ($million) - by sector (a)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	GFS Revenue
	Taxation revenue	7,356	7,396	-	-	7,021	7,044	-	7,039
	Current grants and subsidies	12,809	12,955	1,260	1,240	12,732	12,772	-	12,772
	Capital grants	591	627	22	34	591	627	-	627
	Sales of goods and services	2,500	2,586	7,225	7,541	9,571	9,934	984	10,724
	Interest income	3,200	3,414	85	91	3,285	3,503	2,124	4,473
	Other	3,129	3,106	538	488	2,689	2,804	33	2,569
	Total Revenue	29,586	30,084	9,130	9,394	35,890	36,685	3,140	38,205
less	GFS Expenses

	Gross operating expenses
	Employee expenses	12,051	11,977	1,846	1,759	13,897	13,736	144	13,755
	Other operating expenses	5,641	5,539	3,913	4,089	9,061	9,087	834	9,843
	Depreciation	1,632	1,679	1,363	1,418	2,995	3,097	20	3,117
	Superannuation interest expense	502	526	-	-	502	526	-	526
	Other interest expense	186	173	795	842	981	1,013	1,742	1,604
	Other property expenses	-	-	973	794	-	-	268	-
	Current transfers	5,754	5,546	108	205	4,525	4,328	-	4,328
	Capital transfers	966	930	30	-	974	896	-	896
	Total Expenses	26,733	26,370	9,028	9,107	32,934	32,683	3,008	34,070

equals	GFS net operating balance	2,853	3,714	102	287	2,956	4,002	133	4,135

less	Net acquisition of non-financial assets
	Purchases of non-financial assets	2,914	3,186	4,561	4,592	7,409	7,713	19	7,731
	Sales of non-financial assets	(355)	(386)	(60)	(99)	(349)	(419)	(2)	(421)
	less Depreciation	1,632	1,679	1,363	1,418	2,995	3,097	20	3,117
	plus Change in inventories	18	28	94	95	111	123	-	123
	plus Other movements in non-financial assets	40	87	(30)	28	10	115	-	115
	equals Total net acquisition of non-financial assets	984	1,236	3,202	3,198	4,187	4,435	(4)	4,431

equals	GFS Net lending/(borrowing) (Fiscal balance)	1,869	2,478	(3,101)	(2,912)	(1,231)	(433)	136	(297)

	(a) Numbers may not add due to rounding.

	(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2005-06 - Government of Queensland	4-O8

Balance Sheet by Sector

Balance Sheet 2005-06 ($million) - by sector (a)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	783	1,629	1,079	1,494	1,862	3,123	30	803
Advances paid	202	231	-	-	190	215	-	215
Investments, loans and placements	23,632	23,940	918	2,268	24,531	26,179	36,528	45,547
Other non-equity assets	2,564	2,881	1,550	1,742	3,024	3,689	145	3,516
Equity	20,041	22,065	39	28	1,105	1,859	1	64

Total financial assets	47,222	50,745	3,587	5,532	30,712	35,065	36,704	50,145

Non-financial assets	76,450	81,672	34,219	34,554	110,635	116,192	105	116,297

Total assets	123,672	132,417	37,806	40,087	141,347	151,257	36,809	166,442

Liabilities
Deposits held	-	1	73	47	73	48	5,429	3,127
Advances received	469	472	-	1	469	473	-	473
Borrowing	2,017	2,084	15,001	15,887	16,987	17,926	27,624	28,390
Superannuation liability	17,959	17,158	11	-	17,970	17,158	-	17,158
Other employee entitlements and provisions	3,835	3,980	1,996	1,980	5,098	5,264	1,763	6,761
Other non-equity liabilities	3,003	3,687	1,717	1,903	4,362	5,354	197	5,498

Total liabilities	27,284	27,382	18,798	19,818	44,959	46,222	35,013	61,407

Net Worth	96,388	105,035	19,008	20,268	96,388	105,035	1,796	105,035

Net financial worth	19,938	23,363	(15,211)	(14,286)	(14,247)	(11,157)	1,691	(11,262)
Net debt	(22,130)	(23,243)	13,076	12,173	(9,054)	(11,070)	(3,505)	(14,575)

(a) Numbers may not add due to rounding.

(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

(c) Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

Outcomes Report 2005-06 - Government of Queensland	4-014

Cash Flow Statement by Sector

Cash Flow Statement 2005-06 ($million) - by sector (a)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Receipts from operating activities
Taxes received	7,348	7,362	-	-	7,013	7,011	-	7,006
Grants and subsidies received	13,761	14,076	1,440	1,351	13,842	13,966	-	13,966
Sales of goods and services	2,892	3,093	8,031	8,186	10,769	11,049	1,083	11,955
Other receipts	6,317	6,997	975	903	6,532	7,133	1,660	7,623
Total	30,318	31,527	10,446	10,439	38,156	39,160	2,742	40,551
Payments for operating activities
Payments for goods and services	(16,783)	(16,749)	(5,997)	(5,896)	(22,629)	(22,419)	(165)	(22,392)
Grants and subsidies	(6,705)	(6,352)	(107)	(200)	(5,452)	(5,091)	-	(5,091)
Interest	(187)	(173)	(734)	(838)	(921)	(1,009)	(1,785)	(1,658)
Other payments	(703)	(805)	(1,134)	(1,056)	(1,497)	(1,514)	(879)	(2,404)
Total	(24,378)	(24,080)	(7,973)	(7,990)	(30,500)	(30,034)	(2,829)	(31,544)

Net cash inflows from operating activities	5,940	7,447	2,474	2,449	7,656	9,127	(87)	9,007

Payments for investments in non-financial assets
Purchases of non-financial assets	(2,914)	(3,186)	(4,561)	(4,592)	(7,409)	(7,713)	(19)	(7,731)
Sales of non-financial assets	355	386	60	99	349	419	2	421
Total	(2,559)	(2,800)	(4,502)	(4,493)	(7,060)	(7,293)	(17)	(7,310)

Payments for investments in financial assets for policy purposes	(694)	(935)	(6)	(4)	-	-	(1)	(1)

Payments for investments in financial assets for liquidity purposes	(3,629)	(3,936)	363	188	(3,266)	(3,748)	(2,573)	(5,709)

Receipts from financing activities
Advances received (net)	(18)	(14)	-	1	(19)	(13)	-	(13)
Borrowing (net)	(842)	(750)	1,879	2,252	1,038	1,502	(472)	593
Deposits received (net)	-	2	(3)	2	(3)	3	122	841
Distributions paid	-	-	(758)	(771)	-	-	(15)	-
Other financing (net)	-	-	699	939	-	(1)	3,044	2,858
Total	(860)	(763)	1,817	2,425	1,016	1,492	2,679	4,280

Net increase/(decrease) in cash held	(1,801)	(987)	147	564	(1,654)	(423)	2	268

Net cash from operating activities and investments in non-financial assets	3,381	4,648	(2,028)	(2,044)	596	1,833	(104)	1,697
Finance leases and similar arrangements	-	-	-	11	-	11	-	11
Distributions paid	-	-	(758)	(771)	-	-	(15)	-
GFS Surplus/(deficit)	3,381	4,648	(2,786)	(2,804)	596	1,844	(119)	1,708

(a) Numbers may not add due to rounding.

(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2005-06 - Government of Queensland	4-10

General Government Sector Expenses by Function

Actual 2005-06 $ million
General Public Services	1,621
Other general public services	1,621

Public Order and Safety	2,432
Police and fire protection services	1,406
Law courts and legal services	466
Prisons and corrective services	408
Other public order and safety	152

Education	6,643
Primary and secondary education	5,112
Tertiary education	641
Pre-school education and education not definable by level	657
Transportation of students	144
Education n.e.c.	87

Health	6,073
Acute care institutions	4,022
Mental health institutions	184
Nursing homes for the aged	152
Community health services	1,366
Public health services	186
Health research	79
Health administration n.e.c.	84

Social Security and Welfare	1,303
Welfare services	1,279
Social security and welfare n.e.c.	24

Housing and Community Amenities	898
Housing and community development	812
Water supply	6
Sanitation and protection of the environment	80

Recreation and Culture	575
Recreation facilities and services	386
Cultural facilities and services	189

Actual 2005-06 $ million

Fuel and Energy	976
Fuel affairs and services	538
Electricity and other energy	438

Agriculture, Forestry, Fishing and	826
Hunting
Agriculture	763
Forestry, fishing and hunting	63

Mining, manufacturing and construction	154
Mining and mineral resources other than fuels	56
Construction	98

Transport and Communications	2,780
Road transport	1,321
Water transport	75
Rail transport	751
Air transport	4
Other transport	610
Communications	19

Other Economic Affairs	711
Tourism and area promotion	63
Labour and employment affairs	375
Other economic affairs	273

Other Purposes	1,379
Nominal superannuation interest	526
Public debt transactions	206
General purpose inter-government transactions	571
Natural disaster relief	66
Other purposes n.e.c.	10

Total	26,370

Outcomes Report 2005-06 - Government of Queensland	4-11

General Government Purchase of Non-financial Assets by

Function & Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2005-06 Outcome $ million

General public services	304
Public order and safety	229
Education	463
Health	419
Social security and welfare	53
Housing and community amenities	397
Recreation and culture	152
Fuel and energy	1
Agriculture, forestry, fishing and hunting	41
Mining, manufacturing and construction	5
Transport and communications	1,068
Other economic affairs	54

Total	3,186

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocations (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. A tolerance limit of two percent of non-financial public sector receipts applies between the LCA budget update and the outcome. The LCA Outcome exceeds the upper bound of the LCA budget estimate by more than this.

The LCA Outcome surplus reflects the continuing strength of the economy flowing through to taxation and royalty revenues, upward revisions to GST payments from the Australian Government and investment returns above the long-term assumed rate of return.

	2005-06 Budget $ million	2005-06 Outcome $ million
General Government sector cash deficit/(surplus)[1]	(98)	(4,648)
PNFC sector cash deficit/(surplus)[1]	1,897	2,804
Non-financial Public Sector cash deficit/(surplus)[1]	1,799	(1,844)

Net cash flows from investments in financial assets for policy purposes	-	-
Memorandum items[2]	(30)	45

LOAN COUNCIL ALLOCATION	1,769	(1,799)

Notes:
1. Figures in brackets represent surpluses

2. Other memorandum items include operating leases and local government borrowings

Outcomes Report 2005-06 - Government of Queensland	4-12

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements prepared and presented on a Government Finance Statistics (GFS) basis and is in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. In addition, Queensland’s Loan Council Allocation and disclosure of General Government expenses by purpose are included.

The Report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments. Queensland public sector entities consolidated for this report are listed in the Consolidated Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with GFS principles and UPF requirements, to present a true and fair view of:

(i)	the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii)	the balance sheet of the Government at 30 June 2006.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Leigh Pickering
Director	Gerard Bradley, CPA
Fiscal and Taxation Policy	Under Treasurer
QUEENSLAND TREASURY	QUEENSLAND TREASURY

Date 9 October 2006

Outcomes Report 2005-06 - Government of Queensland	4-13

2005-06 Consolidated Financial Statements

of the Queensland Government – 30 June 2006

05–06

Queensland Government

Consolidated Financial Statements

Consolidated Financial Statements - Overview and Analysis

The following analysis compares current year Total State performance, on an accounting basis, with last year’s audited results.

Overview

-	The State recorded an operating surplus of $5.087 billion for 2005-06, an improvement of $1.316 billion from 2004-05, reflecting higher Commonwealth grants, continued strength in the domestic economy, strong returns on investments and increased royalty revenues.

-	The State’s net assets position increased to $105.035 billion at 30 June 2006, an improvement of $12.887 billion over 2004-05. This increase reflects the large 2005-06 operating surplus and upward revaluations across a range of State assets.

-	Increased cash generated from the State operating surplus in 2005-06 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $7.7 billion compared to $5.6 billion for the previous year. Interest earnings on long-term investments (held to meet future employee entitlements) were re-invested during 2005-06.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information for 2005-06 under Australian Accounting Standards :

Total State	2006 $ million	2005 $ million
Revenue
Commonwealth and other grants	13,527	12,711
Sales of goods and services	9,999	9,231
Taxes, fees and fines	7,912	7,452
Investment income	4,329	4,180
Royalties and other territorial revenue	1,547	1,045
Other	639	552

	37,953	35,171

Expenses
Employee expenses	14,036	13,084
Supplies and services	8,230	7,305
Depreciation and amortisation	3,136	2,825
Grants and other contributions	5,196	4,566
Borrowing costs	1,098	1,948
Share of loss of associates using the equity method	3	6
Other	956	1,627

	32,655	31,361

Gains	431	249

Losses	642	288

Net Surplus/(Deficit)	5,087	3,771

Assets	166,380	146,321
Liabilities	61,345	54,173

Net Assets	105,035	92,148

Note - as the State is reporting under Australian Equivalents to International Financial Reporting Standards for the first time, the 2004-05 comparatives have been restated to comply with AEIFRS.

State Finances Report 2005-06 - Government of Queensland	5-01

Consolidated Financial Statements - Overview and Analysis

Operating Result

The whole-of-Government operating result for the 2005-06 year was a surplus of $5.087 billion (2004-05, $3.771 billion).

Revenue

Revenue from continuing operations for 2005-06 was $37.953 billion, an increase of $2.782 billion (7.9%) from 2004-05 ($35.17 billion).

Changes in revenues by type are shown in the following chart:

Commonwealth and other grants comprised 36% of total State revenue in 2005-06 and grew from $12.711 billion in 2004-05 to $13.527 billion in 2005-06 (an increase of $816 million). The major contributor to this increase was GST revenue ($419 million), and primarily reflects strong consumption expenditure in the economy. Grants from the Commonwealth for education and health also increased from 2004-05 ($209 million).

Taxes, fees and fines grew by $460 million (6.2%) which was slightly above economic growth, reflecting high levels of employment and the ongoing strength of the property sector. Payroll tax increased by $236 million and transfer duty grew by $235 million.

Royalty revenue increased from $986 million in 2004-05 to $1.473 billion in 2005-06 as a result of higher commodity prices and growth in export volumes.

Investment income grew by $149 million to $4.329 billion in 2005-06, reflecting continued strong returns on funds invested with the Queensland Investment Corporation, resulting in an extra $380 million in distributions. This was partially offset by lower interest income from onlendings to bodies such as local governments as a result of a decrease in the market value of the debt pool.

State Finances Report 2005-06 - Government of Queensland	5-02

Consolidated Financial Statements - Overview and Analysis

Expenses

The State’s expenses for 2005-06 totalled $32.655 billion, an increase of $1.294 billion (4.1%) from 2004-05 ($ 31.361 billion).

Changes in expenses by type are shown in the following chart:

Employee expenses for 2005-06 increased $952 million to $14.036 billion compared with $13.084 billion in 2004-05. The major contributor to an increase in employee expenses was higher salaries and wages, and reflects increases in staffing levels and costs primarily associated with the Health Action Plan. This growth also reflects wage increases associated with established enterprise bargaining agreements and additional staffing associated with service growth and enhancements.

Supplies and services have increased $925 million to $8.23 billion in 2005-06 mainly due to expenditure in the areas of Health, Education and Communities as well as the expansion of QR’s operations.

Depreciation was $311 million higher than 2004-05 due to revaluations and purchases of additional assets during the course of 2005-06.

The increase in grants and other contributions of $630 million (13.8%) primarily represents grant payments by Education (non-state schools), Health (public hospital support services, and home, community and rural health services) and Local Government (infrastructure programs).

Borrowing costs have decreased from $1,948 million to $1,098 million due to the decrease in the market value of the State’s debt portfolio.

Other expenses have decreased in 2005-06 primarily as a result of an actuarial revaluation of claims liabilities for WorkCover (reduction in claims expense of $727 million).

State Finances Report 2005-06 - Government of Queensland	5-03

Consolidated Financial Statements - Overview and Analysis

Assets

Assets controlled by the Government at 30 June 2006 totalled $166.38 billion (2005, $146.321 billion). The increase of $20.059 billion in assets is a result of :

-	Higher property, plant and equipment balances of $11.576 billion reflecting spending in accordance with the State’s Capital Program, and upward revaluations of land and buildings, infrastructure and major plant and equipment under State control including Natural Resources, Mines and Water ($1.588 billion), Main Roads ($1.299 billion), Health ($882 million) and Housing ($769 million).

-	Increased holdings of financial assets, up $7.999 billion. This increase primarily represents the reinvestment of earnings on the State’s financial assets set aside to meet future employee entitlements; the investment of borrowings in advance for the following year; and the recognition of derivatives on the balance sheet in 2005-06 under AEIFRS.

The main types of assets are detailed in the following chart:

State Finances Report 2005-06 - Government of Queensland	5-04

Consolidated Financial Statements - Overview and Analysis

Liabilities

The total liabilities of the Queensland Government at 30 June 2006 were $61.345 billion, an increase of $7.172 billion (13.2%) over 2004-05 ($54.173 billion). The increase is largely due to :

-	An increase in interest bearing liabilities ($3.7 billion) reflecting increased borrowing in support of the State’s Capital Program, for the current and following year, but was partially offset by a decrease in the market valuation of the State debt portfolio.

-	Employee entitlement obligations such as superannuation and long service leave increasing by $1.961 billion.

-	Other liabilities have increased $1.533 billion mainly due to the recognition of derivatives on the balance sheet in 2005-06 under AEIFRS.

The components of State liabilities are shown in the following chart :

Maintenance of Credit Ratings

Queensland’s strong credit rating position is illustrated in the following table:

	Moody’s Investors Service	Standard & Poor’s
Long-term local currency rating	Aaa	AAA
Short-term rating	P-1	A-1+
Long-term foreign currency rating	Aaa	AAA

These ratings are the highest available.

Because of these strong ratings, the Queensland Treasury Corporation continues to be in a position to borrow at advantageous interest rates.

Queensland’s debt ratio (total liabilities to total assets) at 30 June 2006 was 36.9 percent (2005, 37.0 percent).

The State’s gearing ratio (interest bearing liabilities to net assets) was 22.7 percent at 30 June 2006 (2005, 22.8 percent).

State Finances Report 2005-06 - Government of Queensland	5-05

Consolidated Financial Statements - Overview and Analysis

Statement of Cash Flows

The Statement of Cash Flows is split between the Non-financial Public sector on page 5-11 and the Public Financial Corporations sector (refer Note 39 (b)).

The Non-financial Public sector recorded net cash flows from operating activities for the 2005-06 financial year of $9.126 billion, up from $8.787 billion in 2004-05. This improved cash position reflects the continued strength of the domestic economy, strong investment returns and higher than expected royalty and taxation revenues.

Capital purchases were $7.713 billion, up $2.145 billion from 2004-05 mainly due to outlays by Government-owned corporations (GOCs) on ports, rail and electricity projects. In addition, earnings on investments set aside for employee benefits were reinvested and reflected as a net acquisition of investments during 2005-06.

An increase in net borrowings for the State of $1.528 billion was undertaken in 2005-06 to partially fund growth in capital outlays by GOCs. This is up from $769 million in 2004-05.

State Finances Report 2005-06 - Government of Queensland	5-06

2005-06
Audited Information

Consolidated Financial Statements of the Queensland Government
30 June 2006

05–06

Audited Information

Queensland Government

Income Statement

for the year ended 30 June 2006

	Notes	2006 $M	2005 $M
Revenue from Operations

Commonwealth and other grants	3	13,527	12,711
Sales of goods and services	4	9,999	9,231
Taxes, fees and fines	5	7,912	7,452
Investment income	6	4,329	4,180
Royalties and other territorial revenue	7	1,547	1,045
Other	8	639	552

		37,953	35,171

Expenses from Operations

Employee expenses	9	14,036	13,084
Supplies and services		8,230	7,305
Depreciation and amortisation	10	3,136	2,825
Grants and other contributions		5,196	4,566
Borrowing costs	11	1,098	1,948
Share of net losses of associates using the equity method	40	3	6
Other	12	956	1,627

		32,655	31,361

Gains
Gain on sale of assets	13	40	46
Revaluation increments and impairment reversals	14	391	203

		431	249
Losses
Loss on sale of assets	15	14	1
Loss on revaluation of assets	16	207	-
Impairment losses	17	63	41
Other losses	18	358	246

		642	288
Surplus/(Deficit) before Income Tax Expense		5,087	3,771

Income Tax Revenue/(Expense)	2	-	-

Net Surplus/(Deficit)		5,087	3,771

This Income Statement should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net surplus/(deficit).

State Finances Report 2005-06 - Government of Queensland.	5-07

Balance Sheet

as at 30 June 2006

	Notes	2006 $M	2005 $M
Assets
Current Assets
Cash and cash equivalents	19	803	535
Receivables and loans	20	3,484	3,099
Financial assets at fair value through profit or loss	21	9,865	10,776
Other investments	22	238	100
Derivative financial instruments	23	704	23
Inventories	24	882	694
Other	27	460	510

		16,436	15,737

Non-current assets classified as held for sale	28	104	183

		16,540	15,920

Non-Current Assets
Receivables and loans	20	4,199	4,401
Investments accounted for using the equity method	40	64	65
Financial assets at fair value through profit or loss	21	29,536	22,341
Other investments	22	39	39
Derivative financial instruments	23	476	95
Property, plant and equipment	29	112,235	100,659
Investment properties	25	839	685
Biological assets	26	1,147	1,144
Intangibles	30	1,091	873
Other	27	214	99

		149,840	130,401

Total Assets		166,380	146,321

Liabilities
Current Liabilities
Payables	32	3,662	3,108
Employee benefit obligations	33	2,450	2,010
Financial liabilities held at fair value through profit or loss	34	3,769	3,474
Financial liabilities held at amortised cost	35	189	108
Derivative financial instruments	23	604	11
Provisions	36	1,016	1,032
Other	37	788	544

		12,478	10,287

Non-Current Liabilities
Payables	32	397	359
Employee benefit obligations	33	18,480	16,959
Financial liabilities held at fair value through profit or loss	34	26,393	23,092
Financial liabilities held at amortised cost	35	557	476
Derivative financial instruments	23	477	40
Provisions	36	1,975	2,631
Other	37	588	329

		48,867	43,886

Total Liabilities		61,345	54,173

Net Assets		105,035	92,148

State Finances Report 2005-06 - Government of Queensland.	5-08

Balance Sheet

as at 30 June 2006

	Notes	2006 $M	2005 $M
Equity
Accumulated surplus	38	52,519	48,019
Reserves	38	52,516	44,129

		105,035	92,148

This Balance Sheet should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net assets.

State Finances Report 2005-06 - Government of Queensland.	5-09

Statement of Changes in Equity

for the year ended 30 June 2006

	Total 2006 $M	Total 2005 $M
Total equity at the beginning of the financial year before accounting policy changes and error corrections	92,148	77,723

Opening balance adjustments due to changes in accounting policies/UIG to:
Reserves	(29)	(1,528)
Retained earnings	(104)	(1,342)

	(133)	(2,870)
Effect of error correction/timing adjustments in opening balances on:
Reserves	—	13
Retained earnings	—	14

Total adjusted equity at the beginning of the financial year	92,015	74,880

Revaluation increment/(decrement) of non-current assets	7,803	13,392
Revaluation of financial instruments	116	100
Other	—	4

Net income recognised directly in equity	7,919	13,496

Operating surplus/(deficit)	5,087	3,771

Total recognised income and expense for the period	13,006	17,267

Transactions with owners as owners
Net assets of entities not previously consolidated	14	—

Total equity at the end of the financial year	105,035	92,148

Adjustments during the period due to changes in accounting policies/UIG to:
Reserves	—	(160)
Retained earnings	—	(1,283)

	—	(1,443)
Effect of error correction/timing adjustments during the period on:
Reserves	—	2
Retained earnings	—	(1)

	—	1

State Finances Report 2005-06 - Government of Queensland.	5-10

Cash Flow Statement

for the year ended 30 June 2006

	Notes		2006 $M	2005 $M
Cash Flows from Operating Activities
Receipts
Grants and subsidies received			13,966	12,743
Sales of goods and services			10,215	9,365
Taxes, fees and fines			7,842	7,458
Interest received			3,493	3,103
Royalties and other territorial receipts			1,503	900
Dividends received			33	16
GST input tax credits received			1,598	1,363
Other			509	561

Payments
Employee expenses			(12,501)	(11,483)
Supplies and services			(9,927)	(8,430)
Grants and subsidies paid			(5,262)	(4,546)
Borrowing costs paid			(1,048)	(940)
GST remitted to the ATO			(987)	(970)
Other			(308)	(353)

Net Cash Inflow from Operating Activities	39	(a)	9,126	8,787

Cash Flows from Investing Activities
Receipts
Proceeds from sale of property, plant and equipment			419	436
Proceeds from sale of investments			538	892
Loans and advances redeemed			118	147

Payments
Acquisition of property, plant and equipment			(7,713)	(5,568)
Acquisition of investments			(4,282)	(4,625)
Loans and advances made			(157)	(76)

Net Cash Outflow from Investing Activities			(11,077)	(8,794)

Cash Flows from Financing Activities
Receipts
Proceeds from borrowings			3,592	1,877
Other			-	2

Payments
Repayment of borrowings			(2,064)	(1,110)

Net Cash from Financing Activities			1,528	769

Net Cash Flows from Public Financial Corporations (PFC)	39	(b)	2	1

Net Increase/(Decrease) in Cash			(421)	763
Net Increase/(Decrease) in non-eliminated Cash Balances with PFC			689	(499)
Cash at the Beginning of the Financial Year			535	271

Cash Held at End of Year			803	535

This Cash Flow Statement should be read in conjunction with the accompanying notes.

State Finances Report 2005-06 - Government of Queensland.	5-11

Notes to the Financial Statements

1.	Significant Accounting Policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting the consolidated financial statements of the Government of Queensland.

(a)	Accounting Standards

These general purpose consolidated financial statements have been prepared in accordance with relevant Australian Accounting Standards, principally Australian Accounting Standard AAS 31 Financial Reporting by Governments and other authoritative pronouncements.

(b)	The Government Reporting Entity

In accordance with AASB 127 Consolidated and Separate Financial Statements, these consolidated financial statements include the values of all material assets, liabilities, equities, revenues and expenses controlled by the Government of Queensland.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

Where control of an entity is obtained during the financial year, its results are included in the Income Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

The Queensland Government economic entity includes all State Government departments, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 53 for a full list of entities included in each sector.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

(c)	Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Government of Queensland economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the

Government Financial Statistics Standards, Australian Bureau of Statistics, follows:

General Government Sector

The primary function of General Government sector agencies is to provide public services that:

-	are non-trading in nature and that are for the collective benefit of the community;

-	are largely financed by way of taxes, fees and other compulsory charges; and

-	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector

The primary function of enterprises in the Public Non-financial Corporations sector is to provide goods and services that:

-	are trading, non-regulatory or non-financial in nature; and

-	are financed by way of sales of goods and services to consumers.

State Finances Report 2005-06 - Government of Queensland.	5-12

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(c)	Sectors continued

Public Financial Corporations Sector

The Public Financial Corporations sector comprises publicly owned institutions which provide financial services usually on a commercial basis.

Functions they perform may include:

-	central bank functions;

-	accepting on-call, term or savings deposits;

-	investment fund management;

-	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

-	providing insurance services.

(d)	Reporting Period

The reporting period of the consolidated entity is the year ended 30 June 2006.

(e)	Basis of Accounting

These consolidated financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977, applicable Australian Accounting Standards and Concepts, Urgent Issues Group Consensus Views and other authoritative pronouncements.

These consolidated financial statements have also been prepared in accordance with Australian Equivalents to International Financial Reporting Standards (AEIFRS) for the first time. The disclosures required by AASB 1 First- time Adoption of Australian Equivalents to International Financial Reporting Standards concerning the transition from previous Generally Accepted Accounting Principles (GAAP) to AEIFRS are provided in Note 51.

This financial report is a general purpose financial report.

In particular, the financial statements comply with AAS31 Financial Reporting by Governments.

The AASB has issued amendments to existing standards. The amendments are denoted by year and then number, for example 2005-1 indicates amendment 1 issued in 2005. Where the impacts are significant, the following accounting standards and amendments have been early adopted:

-	AASB 119 Employee Benefits (December 2004)

-	AASB 2004-3 Amendments to Australian Accounting Standards [AASB 1, AASB 101, AASB 124] (December
2004)

-	AASB 2005-1 Amendments to Australian Accounting Standards [AASB 139] (May 2005)

-	AASB 2005-3 Amendments to Australian Accounting Standards [AASB 119] (June 2005)

-	AASB 2005-4 Amendments to Australian Accounting Standards [AASB 139, AASB 132, AASB 1, AASB 1023 &
AASB 1038] (June 2005)

-	AASB 2005-5 Amendments to Australian Accounting Standards [AASB 1 & AASB 139] (June 2005)

-	AASB 2005-6 Amendments to Australian Accounting Standards [AASB 3] (June 2005)

-	AASB 2005-8 Amendments to Australian Accounting Standards [AASB 1] (June 2005)

-	AASB 2005-9 Amendments to Australian Accounting Standards [AASB 4, AASB 1023, AASB 139 & AASB 132]
(September 2005)

-	AASB 2005-10 Amendments to Australian Accounting Standards [AASB 132, AASB 101, AASB 114,

AASB 117, AASB 133, AASB 139, AASB 1, AASB 4, AASB 1023 & AASB 1038] (September 2005)

-	AASB 2005-11 Amendments to Australian Accounting Standards [AASB 101, AASB 112, AASB 132,

AASB 133, AASB 139 & AASB 141] (September 2005)

-	AASB 2005-12 Amendments to Australian Accounting Standards [AASB 1038 & AASB 1023] (December 2005)

-	AASB 2005-13 Amendments to Australian Accounting Standards [AAS 25] (December 2005)

-	AASB 2006-1 Amendments to Australian Accounting Standards [AASB 121] (January 2006)

-	AASB 2006-2 Amendments to Australian Accounting Standards [AASB 1] (March 2006)

State Finances Report 2005-06 - Government of Queensland.	5-13

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(e)	Basis of Accounting continued

The State has not early adopted AASB 7 Financial Instruments: Disclosures (August 2005). However, as this is a disclosure statement only no significant impact is expected as a result of its adoption. AASB7 applied to reporting periods beginning on or after 1 January 2007.

The proposed harmonisation of Generally Accepted Accounting Principles and Government Finance Statistics (AASB 1049 Financial Reporting of General Government Sectors by Governments) may result in additional changes to reporting requirements that will further impact on future presentation of financial information.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

(f)	Basis of Measurement

The consolidated financial statements adopt the following valuation methodologies:

-	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations

-	investments and other financial assets are recorded at market value

-	borrowings and other financial liabilities are recorded at market value

-	power purchase agreements are valued at fair value

-	land, buildings, infrastructure, major plant and equipment, heritage and cultural assets are valued at fair value and other classes of assets are valued at cost

-	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(g)	Rounding

All amounts in the consolidated financial statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h)	Comparative Information

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statement for the current reporting period.

(i)	Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the error occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

(j)	Business Combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the purchase method, regardless of whether equity instruments or other assets and liabilities are acquired.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-14

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(j)	Business Combinations continued

Cost is measured as the fair value of the assets given, shares issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. Where equity instruments are issued in an acquisition, the fair value of the instruments is their published market price at the date of exchange unless, in rare circumstances, it can be demonstrated that the published price at the date of exchange is an unreliable indicator of fair value and that other evidence and valuation methods provide a more reliable measure of fair value. Transaction costs arising on the issue of equity instruments are recognised directly in equity.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Income Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

Where settlement of any part of the cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of the exchange. The discount rate used is the borrowing rate applicable to similar borrowing from independent financiers under comparable terms and conditions.

(k)	Associates

Associates are those entities over which the economic entity has significant influence but not control. Such entities are accounted for using the equity method of accounting. The State’s share of its associates’ post-acquisition profits or losses is recognised in the Income Statement and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment.

(l)	Revenue Recognition

Commonwealth and other grants are normally recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue, including grants, has been received in advance for services or work still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 37.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable developer or customer contributions are recognised as revenue and as assets in accordance with Urgent Issues Group 1017 Developer and Customer Contributions for Connection to a Price Regulated Network.

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transaction or event giving rise to the revenue occurs.

State taxation is recognised as revenue upon the earlier of receipt by the responsible agency of a taxpayer’s self-assessment, or at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. Taxation also includes interest and penalties.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-15

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(l)	Revenue Recognition continued

The main types of taxation and fee revenues raised by the State Government are:

-	payroll tax
-	transfer and other duties
-	land tax
-	various gaming and lottery taxes

Investment income includes interest, dividends and other income earned during the financial year. Interest is recognised on an accrual basis and dividends when declared. Net realised gains from the sale of investments and unrealised gains from the revaluation of certain investments also form part of investment income.

Net increments in the market values of biological assets are recognised as revenues.

(m)	Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred.

(n)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables are stated with the amount of GST included. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(o)	Cash

‘Cash’ includes cash on hand and at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts.

(p)	Receivables

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment, with provision being made for doubtful debts.

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 20.

Credit Risk Exposure and Management

Credit or liquidity risk represents the extent of credit related losses that the State may be subject to on amounts to be exchanged under loans, accounts receivable and other financial assets. The maximum credit risk at balance date in relation to each class of recognised financial assets is the carrying amount of those assets net of any provisions for impairment. The credit risk in relation to receivables is managed in the following manner:

-	trading terms require payment within a specified period after the goods and services are applied;

-	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-16

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(p)	Receivables continued

-	bad debts are written off as they are incurred; and
-	impairment losses are recognised in the Income Statement.

(q)	Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102. For most agencies, cost is determined on either a first-in-first-out or average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their existing condition and location, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at the lower of cost and current replacement cost.

All inventories are classified as current assets.

Land held for resale is stated at the lower of cost and net realisable value. Cost is assigned by specific identification and includes the cost of acquisition and development.

(r)	Non-Current Assets Held for Sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinuing Operations, non-current assets held for sale are assets measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

An impairment loss is recognised for initial or subsequent write down of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

(s)	Property, Plant and Equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector is applicable to departments and statutory bodies and mandates assets recognition thresholds as follows:

Asset Class	Asset Recognition Threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & Equipment	$5,000

Major Plant & Equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased Assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & Cultural Assets	$5,000

Work in Progress	n/a

Library Reference Collections	$1,000,000

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-17

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(s)	Property, Plant and Equipment continued

Acquisition continued

Assets recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity, and their cost can be measured reliably. In addition, any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and Valuation

Land, buildings, infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector. Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Only those assets, the total values of which are material, compared to the value of the class of assets to which they belong, are comprehensively revalued. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Pursuant to AASB 116, “for profit” entities (mainly Public Non-financial Corporations) revalue non-current assets on an individual basis, not a class of assets basis.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that asset (in relation to “for profit” entities) or that class of assets, except to the extent it reverses a revaluation decrement for the asset/class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve.

Where an asset is acquired at no cost, or for nominal cost, the cost is its fair value as at the date of acquisition. All other non-current assets, principally plant and equipment, are measured at cost.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset.

In relation to the Queensland electricity and gas supply industry, power generation as well as electricity and gas transmission supply systems are valued at depreciated optimised replacement value or cost. This approach provides values based on the optimum set of replacement assets necessary to achieve the same service potential with no inappropriate surplus capacity.

Non-reciprocal transfers of assets and liabilities between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with UIG 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

(t)	Biological Assets

Biological assets are recognised at net market value, which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal. Where no active and liquid market is available, the net present value methodology has been adopted under the provisions of AASB 141 Agriculture .

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-18

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(t)	Biological Assets continued

Biological assets held by the State and recognised in the Balance Sheet include:

-	Livestock; and
-	The State’s plantation growing timber resources, mostly located in South East Queensland. All current stands of plantation growing timber are included, with the exception of the following:

(i) plantings of minor species, small and fragmented plantation areas and areas subject to experimental treatments, which are likely to be unmarketable, or have a value which is considered to be unreliable;

(ii) hardwood plantations which are immaterial.

Biological assets held by the State and not recognised in the Balance Sheet include:

-	The right to harvest forest products from native forests pursuant to the Forestry Act 1959. Cash flows associated with these products have been examined and the net values of the access rights are considered to be immaterial. Accordingly, the value of access rights to native forest products have not been recognised. Under the South East Queensland Forest Agreement, the State has secured access to a defined quantity of wood from native forests in South East Queensland for 25 years until 2024. All harvesting of native forests in South East Queensland will cease after this date; and
-	Other biological assets such as tree seed orchards, tree hedges and nursery seedlings which have been assessed in accordance with AASB 141, found not to be material and accordingly not been recognised. This position will be reviewed annually.

Valuation of Biological Assets

Net present value is calculated as the net of the future cash inflows and outflows associated with forest production activities discounted back to current values at the specified weighted average cost of capital. Under this methodology, valuation changes arise mainly from changes in:

-	timber volume associated with growth, and also changes to the overall estate, as a result of annual planting and harvesting activity;
-	timber prices;
-	forest production costs; and
-	the weighted average cost of capital rate used in the discount cash flow calculation.

Reference should be made to individual agency reports for details of individual assumptions used in calculating the net present value of biological assets held by the State.

A reserve has been established to recognise the change in value of biological assets where amounts of unrealised revenue are brought to account through the Income Statement.

(u)	Intangible Assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. The Non-Current Asset Policies for the Queensland Public Sector, which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated assets, such as brands and mastheads, as well as expenditure on initial research are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector, the entity recognition threshold for 2005-06 is $100,000 (an increase from $50,000 in 2004-05). The 2004-05 comparatives have been recast as required by AASB 108.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-19

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(v)	Investment Properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Income Statement and no depreciation expense or asset impairment is recognised.

(w)	Assets not Recognised

The following assets are not recognised in the Balance Sheet:

Quarry Resources

The value of quarry resources held by the Department of Natural Resources, Mines and Water and by the Department of Primary Industries and Fisheries is not included in the financial statements as it is not practical to determine reliably the quantum of the resources available for extraction. Revenue from the sale of quarry materials is recognised as extractions are made.

Native Forests and Biological Assets

Disclosures are outlined in Note 1(t).

Land under Roads

AASB1045 Land Under Roads has extended the transitional provisions under AAS29 for electing not to recognise land under roads until 2006-07. Land under roads controlled by the Departments of Main Roads and Natural Resources, Mines and Water is therefore expensed as road construction occurs and the State does not value the area of land under gazetted roads. If adopted, the recognition of these assets will have an impact on the Balance Sheet. The value of the impact cannot be reliably estimated at this time.

Railway Corridor Land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources, Mines and Water, which for reporting purposes recorded the land at nil value. This land is on-leased to QR via Queensland Transport at no cost.

User Funded Assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. As the users of the assets have either fully or partially funded these facilities, they are not included in the Balance Sheet, as they are either not considered to be controlled by the corporations, or no income will flow from the facilities.

Heritage Assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Library Collections

Library acquisitions are expensed as they are incurred, except for the General Reference and Rare Books Collections of the Library Board of Queensland. These are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector and Queensland Treasury’s Accounting for Library Collections Policy except for certain heritage assets such as manuscripts whose value cannot be reliably measured.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-20

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(w)	Assets not Recognised continued

Water Licences

The Mount Isa Water Board holds an interim resource allocation licence. However, the Board has not been able to reliably measure the value of this asset and therefore it has not been brought to account.

(x)	Depreciation and Amortisation

Land, General Reference and Rare Books Collections of the Library Board of Queensland, Museum collections and art works held by the Queensland Art Gallery are not depreciated.

Other assets are normally depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital Work in Progress is not depreciated until it reaches service delivery capacity.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the assets they relate to and depreciated accordingly.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives to agencies of the different asset classes:

Asset Class	Useful Life

Buildings	2 -100 years
Plant and equipment	2 - 50 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 80 years

Intangibles

Computer software	3 - 10 years
Other intangibles (including goodwill, intellectual property, licences)	2 - 20 years

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-21

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(y)	Impairment of Assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. If an asset is determined to be impaired, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and either depreciated replacement cost or value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows which are largely independent of the cash flows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

(z)	Leases

Agency rights and obligations under finance leases, which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the agency is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability.

Further disclosure on lease commitments is contained in Note 44.

(aa)	Payables

These amounts represent liabilities for goods and services provided to the State prior to the end of the financial year which are unpaid. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(ab)	Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

(ac)	Onerous Contracts

General Provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract, and only after any impairments to assets dedicated to that contract have been recognised.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-22

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ac)	Onerous Contracts continued

General Provisions continued

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted using market yields at balance date on national government guaranteed bonds with terms to maturity and currency that match, as closely as possible, the expected future payments, where the effect of discounting is material.

Power Purchase Agreement Provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. Some of these PPAs have remaining terms which extend past the next 10 years. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

The extent of the future losses from the power purchase agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used of 13.4% (2005, 13.4%) reflects the current market assessments of the time value of money and the risks specific to these obligations.

As a consequence of the State applying the exemption under AASB 1 to apply AASB 132 Financial Instruments: Disclosure and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005, derivative financial instruments are separately recognised on the Balance Sheet as derivative financial instrument assets or derivative financial liabilities. The State has accordingly excluded the estimated revenue to be derived from anticipated hedge contracts from the calculation of the provision for onerous contracts.

(ad)	Employee Benefits

Wages, Salaries, Annual Leave and Sick Leave

Liabilities for wages, salaries and annual leave are accrued at year-end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is classified as non-current and measured at the present value of the future cashflows.

Long Service Leave

A levy of 1.75% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary and a full actuarial review is undertaken every three years.

In 2003-04, the State Actuary undertook a full actuarial valuation of the Long Service Leave Central Scheme as at 30 June 2003. The next full actuarial valuation will be undertaken from 30 June 2006 and will be utilised in the 2006-07 financial statements.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-23

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ad)	Employee Benefits continued

Long Service Leave continued

The method used incorporates consideration of expected future wage and salary levels, experience of employee departure and periods of service. On-costs (payroll tax and workers’ compensation insurance) have been included in the liabilities and expenses for the Long Service Leave Central Scheme.

These amounts have not been separately identified, as they are not material in the context of the Government’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2006 was 5.9%.

Entities that do not participate in the Long Service Leave Central Scheme (predominantly Public Non-financial Corporations) determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation/Retirement Benefit Obligations

The State has elected to early adopt AASB 119 Employee Benefits as at 1 July 2005.

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represent the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The cost of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, including actuarial gains and losses, are recognised in the Income Statement. Actuarial gains and losses are recognised on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred eg. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity and currency that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2006 was 5.9%.

Future taxes are part of the provision of the existing benefit obligations (eg. taxes on investment income and employer contributions) and are taken into account in measuring the net liability or asset.

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Supply Industry Superannuation (QLD) Limited (ESI Super). The superannuation fund is fully funded with a net superannuation asset recognised in the Balance Sheet in respect of this fund. Refer Note 50.

All actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in the Income Statement.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-24

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ad)	Employee Benefits continued

Termination Benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

(ae)	Provision for Retirement/Disposal of Long Lived Assets

A provision is recognised for the dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(af)	General Insurance Contracts

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(ag)	Financial Instruments

A decision has been made not to recast 2004-2005 comparative figures for financial instruments in accordance with AASB 1 First-time adoption of Australian Equivalents to International Financial Reporting Standards.

The nature of the main adjustments to make this information comply with AASB 132 and AASB 139 (relating to financial instruments) are that certain derivatives are now recognised in the Balance Sheet. Derivatives are measured on a fair value basis and changes in fair value are taken to the Income Statement unless strict hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve. On 1 July 2005, changes to the carrying amounts were taken to retained earnings or reserves. This resulted in a reduction to the State’s net assets of $133 million. This is represented by $127 million increase in assets and $260 million increase in liabilities. Refer Note 51.

Under AASB 139, financial assets are to be classified and measured as follows:

-	Loans and receivables - measured at amortised cost;
-	Held to maturity - measured at amortised cost;
-	Designated at fair value through profit and loss; or
-	Available-for-sale - measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses.

Financial liabilities are to be classified and measured as follows:

-	Designated at fair value through profit and loss; or
-	Other financial liabilities - measured at amortised cost.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-25

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ag)	Financial Instruments continued

Fair value estimation

Entities within the State use either the quoted market price at balance date or mid market rates as a basis for establishing fair values of quoted financial instruments. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking price. The State adopts the policy of effectively minimising risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

If the market for a financial asset is not active, the State establishes fair value by using valuation techniques.

Derivative financial instruments

Derivative instruments are used to hedge the State’s exposure to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may be used to deliver long term floating rate or long term fixed rate exposure. A small number of derivative financial instruments are held for trading purposes.

Derivatives are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at their fair value. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including discounted cash flow model and other pricing models, as appropriate.

The effective portion of the gain or loss on the hedging instrument is recognised directly in the hedge reserve in equity, while the ineffective portion is recognised in the Income Statement. Amounts taken to the hedge reserve in equity are transferred to the Income Statement when the hedged transaction affects the Income Statement, such as when hedged income or expenses are recognised or when a forecast sale or purchase occurs. The gain or loss relating to the effective portion of cash flow hedges is recognised in the Income Statement.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: futures contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps, and commodity swaps.

Financial assets at fair value through profit or loss

Financial assets which include all other investments are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Financial assets held by the State include: money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit and investments managed by QIC.

Financial liabilities at fair value through profit or loss

Financial liabilities which include deposits and interest bearing liabilities are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Interest bearing liabilities held by the State include: Treasury notes, Australian bonds, credit foncier loans, commercial paper, overseas bonds and medium term notes principally raised by the Queensland Treasury Corporation.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed interest rate and are held as security for stock lent.

Financial liabilities held at amortised cost

State debt to the Commonwealth represents loans made by the Commonwealth under Loan Council agreements and is held at amortised cost.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-26

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ag)	Financial Instruments continued

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.

(ah)	Foreign Currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Such transactions are subject to price risk which is reflected by price variation changes due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2006.

Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the Income Statement in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

Translation differences on non-monetary financial assets and liabilities are reported as part of the fair value gain or loss. Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit and loss are recognised in the Income Statement as part of the fair value gain or loss. Translation difference on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the Income Statement.

Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the entity’s functional currency.

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

(ai)	Related Party Transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(aj)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets. The following policies have been adopted pending the development of an accounting standard.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-27

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(ak)	Monies held in Trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 45. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

(al)	Financial Risk Management

The State’s activities expose it to a variety of financial risks, market risk (including foreign currency risk, interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk. The State’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management is carried out by Queensland Treasury Corporation (QTC) under Queensland Treasury’s Derivative Transactions Policy Guidelines. QTC identifies, evaluates and hedges financial risks in close cooperation with Queensland Treasury.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

(am)	Critical Accounting Estimates and Judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

(i)	Critical Accounting Estimates and Assumptions

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated Impairment of Assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy note 1(y). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

-	Risk adjusted time value of money
-	Forecast market prices
-	Forecast operational and capital expenditure
-	Discount rates

Fair Value of Derivatives and Other Financial Instruments

The fair value of financial instruments that are not traded in an active market (for example over-the-counter derivatives) is determined by using valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at each Balance Sheet date. The State has used discounted cash flow analysis for various available-for-sale financial assets that were not traded in active markets.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-28

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(am)	Critical Accounting Estimates and Judgements continued

(ii)	Critical Judgements in Applying Accounting Policies

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity. This classification requires significant judgement. In making this judgement, the State evaluates its intention and ability to hold such investments to maturity.

If the class of held-to-maturity investments is tainted, the State would not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

If the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The investments would therefore be measured at fair value not amortised cost.

Impairment of available-for-sale financial assets

The State follows AASB 139 on determining when an investment is impaired. This determination requires significant judgement. In making this judgement, the State evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its costs and the financial health of and near-term business outlook for the investee, including factors such as industry and sector performance, changes in technology and operational and financing cash flow.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-29

Notes to the Financial Statements

2.	Disaggregated Information

Income Statement	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated

	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M
Revenue from Operations

Commonwealth and other grants	13,636	12,819	1,348	1,131	-	-	(1,457)	(1,239)	13,527	12,711
Sales of goods and services	1,861	1,706	7,541	7,033	984	892	(387)	(400)	9,999	9,231
Taxes, fees and fines	8,202	7,717	-	1	-	-	(290)	(266)	7,912	7,452
Investment income	4,869	4,142	114	112	1,471	2,401	(2,125)	(2,475)	4,329	4,180
Royalties and territorial revenue	1,532	1,028	15	17	-	-	-	-	1,547	1,045
Other	319	271	290	278	33	3	(3)	-	639	552

	30,419	27,683	9,308	8,572	2,488	3,296	(4,262)	(4,380)	37,953	35,171

Expenses from Continuing Operations
Employee expenses	12,407	11,402	1,696	1,756	149	131	(216)	(205)	14,036	13,084
Supplies and services	4,883	4,175	3,502	3,302	104	96	(259)	(268)	8,230	7,305
Depreciation and amortisation	1,681	1,527	1,434	1,275	20	23	1	-	3,136	2,825
Grants and other contributions	6,447	5,632	205	174	-	-	(1,456)	(1,240)	5,196	4,566
Borrowing costs	141	225	565	1,026	1,159	2,108	(767)	(1,411)	1,098	1,948
Share of (profit)/loss of associates using the equity method	(1)	(1)	3	7	1	-	-	-	3	6
Other	640	622	363	361	159	843	(206)	(199)	956	1,627

	26,198	23,582	7,768	7,901	1,592	3,201	(2,903)	(3,323)	32,655	31,361

Gains
Gain on sale of assets	1	18	-	-	41	32	(2)	(4)	40	46
Revaluation increments and impairment reversals	95	40	310	101	93	64	(107)	(2)	391	203

	96	58	310	101	134	96	(109)	(6)	431	249

Losses
Loss on sale and revaluation of assets	14	1	2	-	1	-	(3)	-	14	1
Impairment and other losses	637	222	96	68	3	3	(108)	(6)	628	287

	651	223	98	68	4	3	(111)	(6)	642	288

Operating Surplus/(Deficit) before Income Tax Expense	3,666	3,936	1,752	704	1,026	188	(1,357)	(1,057)	5,087	3,771

Income tax credit/(expense)	-	-	(424)	(340)	(295)	(42)	719	382	-	-

Net Surplus/(Deficit)	3,666	3,936	1,328	364	731	146	(638)	(675)	5,087	3,771

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-30

Notes to the Financial Statements

2.	Disaggregated Information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
Balance Sheet
	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M
Assets

Current Assets
Cash and cash equivalents	1,629	2,616	1,494	931	30	27	(2,350)	(3,039)	803	535
Receivables and loans	2,815	2,617	1,519	1,364	69	59	(919)	(941)	3,484	3,099
Financial assets at fair value through profit or loss	1,685	1,566	-	60	8,180	9,150	-	-	9,865	10,776
Other investments	228	32	10	97	-	-	-	(29)	238	100
Derivative financial instruments	1	-	701	-	2	23	-	-	704	23
Inventories	347	315	535	380	-	-	-	(1)	882	694
Other	618	366	133	186	28	18	(319)	(60)	460	510

Non-current assets classified as held for sale	85	140	18	42	-	-	1	1	104	183

	7,408	7,652	4,410	3,060	8,309	9,277	(3,587)	(4,069)	16,540	15,920

Non-Current Assets
Receivables and loans	475	432	440	548	19,978	19,159	(16,694)	(15,738)	4,199	4,401
Investments accounted for using the equity method	35	35	28	29	1	1	-	-	64	65
Financial assets at fair value through profit or loss	20,685	17,402	480	517	8,371	4,723	-	(301)	29,536	22,341
Other investments	18,618	15,204	35	-	-	-	(18,614)	(15,165)	39	39
Derivative financial instruments	-	-	412	-	64	95	-	-	476	95
Property, plant and equipment	80,641	72,664	31,545	27,944	84	85	(35)	(34)	112,235	100,659
Investment properties	41	34	798	650	-	-	-	1	839	685
Biological assets	10	9	1,137	1,136	-	-	-	(1)	1,147	1,144
Deferred tax assets	5,007	4,311	1,090	971	16	15	(6,113)	(5,297)	-	-
Intangibles	548	521	521	330	22	21	-	1	1,091	873
Other	30	31	226	87	-	-	(42)	(19)	214	99

	126,090	110,643	36,712	32,212	28,536	24,099	(41,498)	(36,553)	149,840	130,401

Total Assets	133,498	118,295	41,122	35,272	36,845	33,376	(45,085)	(40,622)	166,380	146,321

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-31

Notes to the Financial Statements

2. Disaggregated Information continued	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated

	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M
Liabilities

Current Liabilities
Payables	2,316	1,945	2,006	1,874	223	214	(883)	(925)	3,662	3,108
Employee benefit obligations	2,222	1,803	169	157	24	20	35	30	2,450	2,010
QTC borrowings	200	238	400	354	-	-	(600)	(592)	-	-
Financial liabilities held at fair value through profit or loss	-	-	9	7	6,109	6,534	(2,349)	(3,067)	3,769	3,474
Financial liabilities held at amortised cost	204	108	12	(8)	-	-	(27)	8	189	108
Derivative financial instruments	1	-	583	-	20	11	-	-	604	11
Current tax liabilities	-	-	44	42	255	7	(299)	(49)	-	-
Provisions	208	185	242	281	626	619	(60)	(53)	1,016	1,032
Other	553	381	235	159	3	-	(3)	4	788	544

Total Current Liabilities	5,704	4,660	3,700	2,866	7,260	7,405	(4,186)	(4,644)	12,478	10,287

Non-Current Liabilities
Payables	335	297	62	62	-	-	-	-	397	359
Employee benefit obligations	18,029	16,521	104	106	-	-	347	332	18,480	16,959
QTC borrowings	1,696	2,501	14,380	12,629	-	-	(16,076)	(15,130)	-	-
Financial liabilities held at fair value through profit or loss	1	-	38	37	26,840	23,355	(486)	(300)	26,393	23,092
Financial liabilities held at amortised cost	455	434	121	76	-	-	(19)	(34)	557	476
Derivative financial instruments	-	-	392	-	85	40	-	-	477	40
Deferred tax liabilities	1,106	985	4,958	4,307	50	5	(6,114)	(5,297)	-	-
Provisions	678	640	795	789	848	1,533	(346)	(331)	1,975	2,631
Other	459	109	172	239	-	-	(43)	(19)	588	329

Total Non-Current Liabilities	22,759	21,487	21,022	18,245	27,823	24,933	(22,737)	(20,779)	48,867	43,886

Total Liabilities	28,463	26,147	24,722	21,111	35,083	32,338	(26,923)	(25,423)	61,345	54,173

Net Assets	105,035	92,148	16,400	14,161	1,762	1,038	(18,162)	(15,199)	105,035	92,148

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-32

Notes to the Financial Statements

		2006 $M	2005 $M
3.	Commonwealth and Other Grants

	Commonwealth
	General purpose payments
	GST revenue grants	7,773	7,354
	National competition policy payments	179	143
	Australian Health Care Agreement	1,544	1,455
	Specific purpose payments
	Health	474	456
	Education	1,542	1,440
	Other agencies	1,479	1,380

		12,991	12,228
	Other	536	482

		13,527	12,711

4.	Sales of Goods and Services

	Goods	4,215	3,940
	Services	5,395	4,926
	Rental	389	365

		9,999	9,231

5.	Taxes, Fees and Fines

	Taxes
	Stamp duty
	Transfer duty	1,963	1,728
	Vehicle registration	269	267
	Insurance	328	316
	Mortgages	297	256
	Other duties	73	75

		2,930	2,642

	Payroll tax	1,825	1,589
	Land tax	390	419
	Debits tax (abolished 1 July 2005)	1	189
	Various gaming taxes and other levies	1,072	1,017

	Fees
	Vehicle registration	817	767
	Transport and other licences and permits	692	641
	Fines	185	188

		7,912	7,452

6.	Investment Income

	Interest	937	1,169
	Distribution from Queensland Investment Trusts	3,360	2,980
	Dividends	25	16
	Other	7	15

		4,329	4,180

	Note investment income on assets set aside to fund employee entitlement liabilities totalled $2.987 billion (2005, $2.664 billion).

7.	Royalties and Other Territorial Revenue

	Royalties	1,473	986
	Other territorial revenue	74	59

		1,547	1,045

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-33

Notes to the Financial Statements

		2006 $M	2005 $M
8.	Other Operating Revenue

	Assets assumed	98	93
	Other	540	457

		639	552

9.	Employee Expenses (refer Note 50 for additional disclosures)

	Salaries, wages and associated costs	12,254	11,158
	Superannuation expense	1,782	1,926

		14,036	13,084

	Note the superannuation expense includes a decrease in defined benefit superannuation liabilities of $242 million (2005, $29 million decrease) following actuarial reviews of the defined benefit superannuation schemes.

10.	Depreciation and Amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	671	588
	Infrastructure	1,546	1,425
	Plant and equipment	569	505
	Major plant and equipment	20	5
	Leased plant and equipment	155	147
	Heritage and cultural assets	2	1
	Software development	159	137
	Other intangible assets	14	17

		3,136	2,825

11.	Borrowing Costs

	Interest	1,053	1,937
	Other	45	11

		1,098	1,948

12.	Other Operating Expense

	WorkCover Queensland and other claims	244	971
	Operating lease rentals	65	57
	Assets transferred to non-State entities	13	9
	Other	634	590

		956	1,627

	Audit fees of $11.5 million (2005, $11.6 million) charged by the Queensland Audit Office to entities included in these financial statements have been eliminated on consolidation.

	WorkCover Queensland claims expense includes an actuarial credit of $563 million (2005, $180 million expense). See also Note 36.

13.	Gains on Sale of Assets

	Gain on sale of non-current assets	-	11
	Gain on sale of financial assets	40	35

		40	46

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-34

Notes to the Financial Statements

		2006 $M	2005 $M
14.	Gains on Revaluation of Assets

	Gains on revaluation of non-current assets	-	46
	Gains on revaluation of financial assets	249	90
	Gains on revaluation of biological assets	87	67
	Gains on revaluation of intangible assets	55	-

		391	203

15.	Losses on Sale of Assets and Investments

	Loss on sale of non-current assets	11	-
	Loss on sale of intangible assets	3	1

		14	1

16.	Loss on Revaluation of Assets

	Loss on revaluation of non-current assets	165	-
	Loss on revaluation of environmental certificates/obligations	42	-

		207	-

17.	Impairment Losses

	Impairment of property, plant and equipment	37	34
	Impairment of intangibles	2	3
	Impairment of financial assets	-	1
	Impairment of non-current assets held for sale	24	3

		63	41

18.	Other Losses

	Bad Debts written off	47	51
	Inventory write down	3	15
	Decommissioned infrastructure assets	143	142
	Land under roads	103	33
	Other assets written off/donated	62	5

		358	246

19.	Cash and Cash Equivalents

	Cash	2,052	2,899
	Deposits at call	139	171
	Treasury Investment Suspense Account	(1,388)	(2,535)

		803	535

Agencies forming part of the Public Accounts report all monies on hand as cash. This does not include the Queensland Treasury Corporation (QTC) money market deposits of $1.543 billion (2005, $459 million). Refer Note 21. All material cash balances held by those agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole-of-Government basis.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-35

Notes to the Financial Statements

		2006 $M	2005 $M
20.	Receivables and Loans

	Current
	Trade receivables	1,558	1,417
	Interest receivables	24	20
	Investment receivables	572	579
	Loans and advances	126	104
	GST input tax credits receivables	269	201
	Finance leases	10	10
	Other	1,229	1,053

		3,788	3,384

	Less: Provision for doubtful debts	304	285

		3,484	3,099

	Non-Current
	Trade receivables	87	176
	Loans and advances	606	589
	Onlendings	3,234	3,256
	Finance leases	205	208
	Other	80	185

		4,212	4,415
	Less: Provision for doubtful debts	13	14

		4,199	4,401

	Finance Lease Receivables due:
	Not later than 1 year	15	16
	Later than 1 year but not later than 5 years	58	55
	Later than 5 years	316	327

	Less: Future finance revenue	174	180

		215	218

	Minimum Operating Lease Payments Receivable:
	Operating leases not recognised in the financial statements (excluding investment properties):

	Not later than 1 year	20	21
	Later than 1 year but not later than 5 years	47	48
	Later than 5 years	161	139

		228	208

21.	Financial Assets at Fair Value through Profit or Loss (excluding derivatives)

	Current
	Money market deposits	1,543	459
	Floating rate notes	137	1,957
	Securities and bonds	5,661	6,279
	Investments managed by Queensland Investment Corporation	2,256	1,971
	Other	267	109

		9,865	10,776

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-36

Notes to the Financial Statements

		2006 $M	2005 $M
21.	Financial Assets at Fair Value through Profit or Loss (excluding derivatives) continued

	Non-Current
	Floating rate notes	2,638	-
	Securities and bonds	2,492	1,683
	Investments managed by Queensland Investment Corporation	22,907	18,961
	Shares	450	449
	Other	1,049	1,248

		29,536	22,341

	The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

	Refer Note 49 for further disclosure on financial instruments.

22.	Other Investments

	Current
	Held-to-maturity term deposits	12	100
	Available-for-sale investments	226	-

		238	100

	Non-Current
	Available-for-sale investments	39	39

		39	39

	Net gains on available-for-sale assets recognised directly in equity amount to $5 million at 30 June 2006. No amount was removed from equity and recognised in profit and loss for the period.

23.	Derivative Financial Instruments

	Current Assets
	Cash flow hedges	401	-
	Other derivatives	303	23

		704	23

	Non-Current Assets
	Cash flow hedges	411	-
	Other derivatives	65	95

		476	95

	Current Liabilities
	Cash flow hedges	365	-
	Other derivatives	239	11

		604	11

	Non-Current Liabilities
	Cash flow hedges	378	-
	Other derivatives	99	40
		477	40

	Net Derivative Assets/(Liabilities)	99	67

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-37

Notes to the Financial Statements

		2006 $M	2005 $M
24.	Inventories

	Current
	Raw materials and stores	383	313
	Work in progress	31	22
	Finished goods	154	136
	Land held for resale	209	187
	Inventory held for distribution - at replacement cost	6	2
	Environmental certificates/obligations	62	1
	Other	37	33

		882	694

25.	Investment Properties

	Land and buildings at independent valuation	839	685

	Movements in Investment Properties

	Carrying amount at beginning of year	685	709
	Acquisitions	45	7
	Disposals	(4)	(82)
	Transfers	(14)	2
	Net revaluations increments/decrements	127	48

	Carrying amount at end of year	839	685

	Rental income of $58 million (2005, $29 million) is recognised in the Income Statement from investment properties.

26.	Biological Assets

	Self-generating and regenerating assets:
	Livestock	9	9
	Plants	1,138	1,136

		1,147	1,144

	Movement in biological assets:
	Carrying amount at beginning of year	1,144	1,164
	Gain/loss from changes in fair value	87	63
	Acquisitions	2	1
	Disposals	(87)	(85)
	Other	-	2

	Carrying amount at end of year	1,147	1,144

27.	Other Assets

	Current
	Prepayments	266	224
	Other	195	287

		460	510

	Non-Current
	Prepayments	31	43
	ESI superannuation assets (Refer Note 50)	153	12
	Other	30	44

		214	99

28.	Non-Current Assets Held for Sale

	Land	70	87
	Buildings	12	22
	Plant and equipment	22	64
	Intangible assets	-	10

		104	183

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-38

Notes to the Financial Statements

29. Property, Plant and Equipment
			Cost or Valuation		Accumulated Depreciation		Written Down Value
			2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M
Land			32,143	28,795	-	-	32,143	28,795
Buildings			33,074	28,356	(10,886)	(8,952)	22,188	19,404
Infrastructure			64,649	59,891	(19,764)	(17,890)	44,885	42,001
Plant and equipment			7,426	6,142	(3,311)	(2,357)	4,115	3,785
Major plant and equipment			627	305	(144)	(144)	483	161
Leased plant and equipment			4,352	2,979	(1,960)	(491)	2,392	2,488
Heritage and cultural assets			890	514	(87)	(61)	803	453
Capital works in progress			5,226	3,572	-	-	5,226	3,572

			148,387	130,554	(36,152)	(29,895)	112,235	100,659

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Plant and Equipment
	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M	2006 $M	2005 $M
Carrying amount at beginning of year	28,795	21,489	19,403	16,949	42,001	37,482	3,785	3,676
Acquisitions	262	287	452	437	1,546	1,234	645	615
Disposals	(75)	(116)	(40)	(20)	(148)	(197)	(216)	(172)
Revaluation increments/(decrements)	2,977	6,990	2,556	2,115	1,552	3,917	43	119
Impairment (losses)/reversals	-	2	-	-	(33)	(30)	(5)	-
Depreciation and amortisation	-	-	(671)	(587)	(1,546)	(1,425)	(570)	(506)
Net asset transfers	184	143	488	510	1,513	1,020	433	53

Carrying amount at end of year	32,143	28,795	22,188	19,404	44,885	42,001	4,115	3,785

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-39

Notes to the Financial Statements

29.	Property, Plant and Equipment continued
		Major Plant and Equipment		Leased Plant and Equipment		Heritage and Cultural Assets (a)
		2006	2005	2006	2005	2006	2005
		$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year		161	152	2,488	2,610	453	83
Acquisitions		323	2	12	2	3	5
Disposals		-	(1)	(6)	-	-	(2)
Revaluation increments/(decrements)		7	(6)	52	11	326	364
Impairment (losses)/reversals		-	-	-	-	-	-
Depreciation and amortisation		(20)	(5)	(155)	(147)	(2)	(1)
Net asset transfers		12	19	1	12	23	4

Carrying amount at end of year		483	161	2,392	2,488	803	453

				Capital Works in Progress		Total
				2006	2005	2006	2005
				$M	$M	$M	$M
Carrying amount at beginning of year				3,572	2,776	100,658	85,217
Acquisitions				4,401	2,652	7,644	5,234
Disposals				(93)	(95)	(578)	(603)
Revaluation increments/(decrements)				-	-	7,513	13,510
Impairment (losses)/reversals				-	-	(38)	(28)
Depreciation and amortisation				-	-	(2,964)	(2,671)
Net asset transfers				(2,654)	(1,761)	-	-

Carrying amount at end of year				5,226	3,572	112,235	100,659

(a)	Heritage and cultural assets includes $183 million (2005, $183 million) relating to assets held by the Queensland Museum. This collection has not been subject to a regular stocktake by management at the Queensland Museum. Accordingly, the Auditor-General provided a qualified opinion on Queensland Museum’s financial statements. The Auditor-General was unable to express an opinion on the reported value of the collections disclosed in the financial statements.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-40

Notes to the Financial Statements

30. Intangibles
	Cost		Valuation		Accumulated Amortisation		Written Down Value

	2006	2005	2006	2005	2006	2005	2006	2005
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	588	450	-	-	(213)	(148)	375	302
Purchased software	956	855	9	68	(629)	(545)	336	378
Licences and rights	164	163	63	9	(92)	(80)	135	92
Goodwill	210	83	-	-	-	-	210	83
Other	34	19	6	6	(5)	(7)	35	18

	1,952	1,570	78	83	(939)	(780)	1,091	873

	Software		Licences and Rights		Goodwill		Other
	2006	2005	2006	2005	2006	2005	2006	2005
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	676	682	92	85	83	41	17	30
Acquisitions	55	43	1	10	129	37	23	13
Acquisitions through internal development	169	110	-	-	-	-	-	(6)
Disposals	(31)	(14)	-	-	-	-	(3)	-
Revaluation increments/(decrements)	-	-	54	-	-	-	-	-
Impairment (losses)/reversals	-	(3)	-	-	(1)	-	-	-
Amortisation	(159)	(137)	(12)	(3)	-	-	(2)	(15)
Transfers	1	(1)	-	-	(1)	5	-	(4)

Carrying amount at end of year	711	680	135	92	210	83	35	18

							Total
							2006	2005
							$M	$M
Carrying amount at beginning of year							868	838
Acquisitions							208	103
Acquisitions through internal development							169	104
Disposals							(34)	(14)
Revaluation increments/(decrements)							54	-
Impairment (losses)/reversals							(1)	(3)
Amortisation							(173)	(155)
Transfers							-	-

Carrying amount at end of year							1,091	873

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-61

Notes to the Financial Statements

		2006 $M	2005 $M

31.	Restricted Assets

	A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Grants and donations to further medical research in specified areas	39	20
	Cash and property, plant and equipment to be used for specific purposes	56	45
	Intra regional settlements residue held pursuant to national electricity markets arrangements.	94	124

		189	189

32.	Payables

	Current
	Trade creditors	2,403	1,894
	Grants and other contributions	78	122
	Cross border lease deferred income	136	145
	Interest	1	3
	GST payable	156	136
	Other	888	808

		3,662	3,108

	Non-Current
	Trade creditors	1	1
	Other	396	358

		397	359

33.	Employee Benefit Obligations

	Current
	Employee benefits
	Salaries and wages payable	376	233
	Annual leave	903	813
	Superannuation (refer to Note 50)	808	661
	Judges’ pensions (refer to Note 50)	8	8
	Long service leave	252	219
	Other benefits	103	76

		2,450	2,010

	Non-Current
	Employee benefits
	Annual leave	93	83
	Superannuation (refer to Note 50)	15,952	14,557
	Judges’ pensions (refer to Note 50)	390	349
	Long service leave	1,967	1,884
	Other benefits	78	85

		18,480	16,959

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-42

Notes to the Financial Statements

		2006	2005
		$M	$M

34.	Financial liabilities held at fair value through profit or loss

	Current
	Deposits	3,089	2,248
	Government securities issued	680	1,227

		3,769	3,474

	Non-Current
	Deposits	39	37
	Government securities issued	26,350	23,050
	Other	5	5

		26,393	23,092

	The difference between the carrying amount of Government securities issued and the amount contractually required to be paid at maturity to the holder of the obligation is set out below.

	Government securities and other
	Fair value	27,035	24,282
	Repayment at maturity	26,660	23,189

	Difference	375	1,093

35.	Financial liabilities held at amortised cost

	Current
	Finance lease liability	-	1
	State debt to Commonwealth	14	14
	Deposits and advances	1	-
	Loans - other	174	93

		189	108

	Non-Current
	Finance lease liability	10	10
	State debt to Commonwealth	458	436
	Loans - other	90	30

		557	476

	Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues. No interest has been capitalised during the current or comparative period.

36.	Provisions

	Current
	Outstanding claims: (1)
	HIH/FAI	20	32
	Workers’ compensation (2)	613	609
	Other	160	164
	Onerous contracts - PPAs (refer Note 1(ac)) (3)	51	13
	Onerous contracts - other	1	10
	Queensland Government Insurance Fund (4)	86	68
	Other	85	136

		1,016	1,032

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-43

Notes to the Financial Statements

		2006 $M	2005 $M

36.	Provisions continued

	Non-Current
	Outstanding claims: (1)
	HIH/FAI	45	64
	Workers’ compensation (2)	841	1,526
	Other	269	254
	Onerous contracts - PPAs (refer Note 1(ac)) (3)	247	290
	Queensland Government Insurance Fund (4)	395	350
	Other	178	147

		1,975	2,631

(1)	The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of $98 million (2005, $215 million).
(2)	A November 2005 amendment to the Workers’ Compensation and Rehabilitation Act 2003 provided that the injury date for latent onset injuries caused by asbestos, was to be defined as date of diagnosis of the injury by a medical practitioner rather than the date of the event causing injury. This resulted in a reduction of $500 million in the estimated net outstanding claims provision liability as at 30 June 2006. The liability for workers’ compensation includes an 11.6% prudential margin (2005, 15%).
(3)	The uncertainty associated with the estimation of the level of future wholesale electricity prices is detailed in Note 1(ac) and this was also highlighted by the Auditor-General as an emphasis of matter in the independent audit report relating to the Queensland Power Trading Corporation’s financial statements.
(4)	The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2006.

Movements in Provisions

		Onerous Contracts	Outstanding Claims	QGIF	Other Provisions	Total
		$M	$M	$M	$M	$M

	Carrying amount at beginning of year	335	2,649	418	283	3,685
	Additional provisions recognised	-	40	89	530	659
	Reductions in provisions and payments	(9)	(66)	(36)	(549)	(660)
	Change from remeasurement	(64)	(675)	10	-	(729)
	Discounting adjustments	36	-	-	-	36

	Carrying amount at end of year	298	1,948	481	264	2,991

					2006	2005
					$M	$M

37.	Other Liabilities

	Current
	Unearned revenue				620	433
	Environmental certificate obligations				84	-
	Other				84	110

					788	544

	Non-Current
	Unearned revenue				564	254
	Environmental certificate obligations				-	3
	Other				23	73

					588	329

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-44

Notes to the Financial Statements

38.	Reconciliation of Changes in Net Assets (Equity)

	Accumulated Surplus		Asset Revaluation Reserve		Other Reserves		Total
	2006	2005	2006	2005	2006	2005	2006	2005
	$M	$M	$M	$M	$M	$M	$M	$M

Balance at the beginning of the financial year	48,018	44,131	43,305	29,943	824	806	92,148	74,880

Adjustment on initial application of Accounting Standards	(104)	-	11	-	(40)	-	(133)	-

Net assets of entities not previously consolidated	14	-	-	-	-	-	14	-

Operating surplus/(deficit)	5,087	3,771	-		-	-	5,087	3,771

Revaluation of non-current assets*	-	-	7,802	13,388	1	-	7,803	13,388

Impairment losses and reversals through equity	-	-	-	4	-	-	-	4

Revaluation of financial instruments	-	13	13	100	103	-	116	100

Transfer to/(from) reserves	(496)	112	116	(130)	381	18	-	-

Other movements	-	4	-	-	-	-	-	4

Balance at the End of the Financial Year	52,519	48,019	51,247	43 305	1,269	824	105,035	92,148

* The revaluation of non-current assets includes Natural Resources, Mines and Water $1.588 billion (2005, $4.315 billion), Education and the Arts $564 million (2005, $2.541 billion), Main Roads $1.299 billion (2005, $1.959 billion), Environmental Protection Agency $564 million (2005, $728 million), Health $882 million (2005, $448 million), Housing $769 million (2005, $383 million), Police $117 million (2005, $159 million), Employment and Training $119 million (2005, $30 million) Coordinator-General $81 million (2005, nil), Public Works $296 million (2005, $110 million), Corrective Services $204 million (2005, $84 million), Transport $24 million (2005, $100 million), Property Services Group $165 million (2005, $48 million), Major Sports Facility Authority $84 million (2005, $115 million), Powerlink $116 million (2005, $75 million), QR $244 million (2005, -$7 million), Ergon $133 million (2005, $1,038 million), and Energex $151 million (2005, $715 million).

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-45

Notes to the Financial Statements

		2006	2005
		$M	$M
39.	Cash Flows

(a)	Reconciliation of Net Surplus/(Deficit) to Net Cash Flows from Operating Activities

	Net Surplus/(Deficit)	5,087	3,771

	Non-Cash Movements:
	Depreciation and amortisation	3,136	2,825
	Net (gain)/loss on disposal/revaluation of non-current assets	137	(111)
	Bad debt provision	22	11
	Equity accounting loss	3	6
	Unrealised net (gain)/loss on borrowings	(966)	626
	Other	(2)	(12)

	(Increase)/decrease in receivables	(276)	(322)
	(Increase)/decrease in inventories	(189)	(39)
	(Increase)/decrease in prepayment and other assets	(71)	(20)
	Increase in creditors	828	560
	Increase in provisions	725	1,980
	Increase/(decrease) in other liabilities	572	234

	Total Non-Cash Movements	3,919	5,738

	Cash Flows from Operating Activities	9,006	9,509

	Being: Cash flows of non-financial institutions as per:
	Cash Flow Statement	9,126	8,787
	Dividends from Public Financial Corporations	(11)	(10)
	Interest capitalised	(18)	(23)
	Cash flows of Public Financial Corporations Refer Note 39(b)	(91)	755

		9,006	9,509

(b)	Cash Flows from Public Financial Corporations

	Cash Flows from Operating Activities
	Sale of goods and services	1,083	1,025
	Interest received	1,652	2,282
	Other receipts	8	9
	Employee expenses	(110)	(115)
	Supplies and services	(51)	(43)
	Borrowing costs paid	(1,785)	(1,583)
	Other payments	(887)	(820)

	Net Cash from Operating Activities	(91)	755

	Cash Flows from Investing Activities
	Proceeds from sale of investments	66,808	56,867
	Purchase of property, plant and equipment	(19)	(103)
	Purchase of investments	(70,436)	(60,363)

	Net Cash from Investing Activities	(3,647)	(3,599)

	Cash Flows from Financing Activities
	Proceeds from issue of Government securities	10,843	15,598
	Redemption of Government securities	(7,092)	(12,743)
	Dividends paid	(11)	(10)

	Net Cash from Financing Activities	3,740	2,845

	Net Cash Flows from Public Financial Corporations	2	1

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-46

Notes to the Financial Statements

39.	Cash Flows continued

(c)	Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

-     loan advances to and redemptions from borrowing authorities;

-     receipt and withdrawal of client deposits; and

-     money market and other deposits.

40.	Investments Accounted for using the Equity Method

Investments in the following unlisted associated and joint venture entities are recognised at amounts in excess of $1 million in the accounts of the relevant public sector entity:

Name of Entity	Principal Activity		Ownership Interest		Equity Accounted Amount
			2006	2005	2006	2005
			%	%	$M	$M
Dumaresq-Barwon Border	Water	(i)	50	50	29	29

Rivers Commission	management
Little Stanley Street Retail	Retail component	(ii)	65	65	5	5

Joint Venture	of the Little Stanley

	Street development

Ceramic Fuel Cells Pty Ltd	Development fuel cell technology	(iii)	12	34	-	-

ElectraNet Pty Ltd	Electricity transmission services	(iv)	41	41	23	27

QInvest Limited	Dealer in securities and financial planning advice	(v)	50	50	1	2

Gold Coast Motor	Staging car racing	(vi)	50	50	3	2
Events Co.	events on the Gold Coast

ARG Risk Management	Insurance	(vii)	50	-	3	-
Limited

					64	65

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest in the joint commission.
(ii)	South Bank Corporation holds a 65% interest in Little Stanley Street Retail Joint Venture entity, being the retail component of the Little Stanley Street development.
(iii)	Energex Limited’s shareholding in Ceramic Fuel Cells Pty Ltd, which aims to commercialise fuel cell technology, was diluted from 33.5% in 2005 down to 11.8% in 2006. As a result of the loss in significant influence, equity accounting was discontinued on 28 February 2006.
(iv)	Powerlink Queensland holds a 41.11% interest in ElectraNet Pty Ltd (trading as ElectraNet SA), being an electricity transmission services provider in South Australia.
(v)	Queensland Investment Corporation holds a 50% interest in QInvest Limited, being a licensed dealer in securities, providing financial planning advice and acting as responsible entity for the QInvest Investment Access Funds.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-47

Notes to the Financial Statements

40.	Investments Accounted for using the Equity Method continued

(vi)	Gold Cost Events Co. Pty Ltd holds 50% interest in Gold Coast Motor Events Co. It is a partnership which stages the Open Wheel Racing Series and V8 Supercar series events on the Gold Coast.
(vii)	QRNational West Pty Ltd (100% subsidiary of QR) has a 50% ownership interest in ARG Risk Management Limited, being a captive insurance company incorporated in Bermuda to assist with ARG’s insurance needs.

	2006	2005
	$M	$M

Movements in Carrying Amount of Equity Accounted Investments:

Carrying amount at beginning of the financial year	65	77
Share of net loss	(3)	(6)
Revaluation of assets	1	1
Changes in holdings	2	(7)

Carrying amount at end of the financial year	64	65

Share of Contingent Liabilities and Commitments of Equity Accounted Investments:

Obligations and guarantees	-	27
Capital and lease commitments	6	12

	6	39

41.	Investments in Entities that are not Controlled or Associated

Investments held by the Government that are not in respect of controlled or associated entities with a carrying amount greater than $1 million follow:

Name of Entity	Principal	Ownership Interest		Carrying Amount
	Activity	2006	2005		2006		2005
		%	%	$	M	$	M
Unlisted
BAC Holdings Pty Ltd (i)	Airport
	management	38	38		449		449
South East Queensland Water Corporation Pty Ltd	Bulk water storage	20	20		39		39

					488		488

(i)	The nature of the investment in BAC Holdings Pty Ltd, including distribution of voting rights, dividend entitlements and board representation, is such that the corporation is neither a subsidiary nor an associate.

42.	Interest in Joint Ventures

CS Energy Ltd

Callide Energy Pty Ltd, a wholly owned subsidiary of CS Energy Ltd, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd whose principal activity is the generation of electricity.

CS Energy Ltd holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

The value of the joint venture assets included in the Balance Sheet at 30 June 2006 is $403 million (2005, $396 million).

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-48

Notes to the Financial Statements

42.	Interest in Joint Ventures continued

Tarong Energy Corporation Limited

Tarong Energy Corporation Limited holds a 21% (2005, 20%) interest in the Private Forestry Plantation Joint Venture. The principal activity is the commercial production of timber from plantations.

TN Power Pty Ltd and TM Energy (Australia) Pty Ltd each hold a 50% interest in the TN Power unincorporated Joint Venture whose principal activity is the generation of electricity.

The value of the joint venture assets included in the Balance Sheet at 30 June 2006 is $199 million (2005, $208 million).

Queensland Power Trading Corporation (Enertrade)

Enertrade, as the parent entity, holds 100% (2005, 100%) interest in the North Queensland Gas Pipeline Joint Venture whose principal activity is the construction and operation of a gas pipeline between Moranbah and Townsville.

The Joint Venture’s operating costs of $4 million (2005, $3 million) are reflected in the Income Statement for the year ended 30 June 2006. The value of the joint venture assets included in the Balance Sheet at 30 June 2006 is $156 million (2005, $155 million).

Capital commitments relating to the North Queensland Gas Pipeline Joint Venture are disclosed in Note 44.

Stanwell Corporation Ltd

The group has a 50% (2005, 100%) interest in the Emu Downs Wind Farm Project whose principal activity is the construction and operation of a wind farm in Western Australia.

The value of the joint venture assets included in the Balance Sheet at 30 June 2006 is $47 million (2005, nil).

Department of Housing

The Department of Housing holds a 54% interest (2005, 54%) in a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land and development costs included in the Balance Sheet at 30 June 2006 is $28 million (2005, $32 million).

QR

QR has an interest in the City Trains joint venture operation with Brisbane City Council. The principal activity is to plan and develop commercially sustainable integrated public and event transport options on behalf of Translink.

QR has interests in a number of joint ventures for transport related works. Further details of these ventures are set out in the annual report of QR.

QRNational West Pty Ltd, a wholly owned subsidiary of QR, holds a 50% interest in the ARG Risk Management Limited joint venture entity, which is a captive insurance company incorporated in Bermuda to assist with ARG’s insurance needs. Refer to Note 40 for further details.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-49

Notes to the Financial Statements

42.	Interest in Joint Ventures continued

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% of the issued capital of Q-Pharm Pty Limited, being a Phase 1 Clinical Trial company joint venture.

QIMR has contractual arrangements with a number of other incorporated and unincorporated joint ventures. Details of the joint venture partners can be obtained from the annual report of QIMR.

South Bank Corporation

South Bank Corporation holds a 65% interest in the Little Stanley Street Retail Joint Venture entity. Refer to Note 40 for further details.

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Consolidated Balance Sheet or Income Statement include:

-	Forestry Plantations Queensland holds an interest in various joint ventures relating to private forestry plantations and seed orchards.

-	The Department of Natural Resources, Mines and Water is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

-	The Department of Natural Resources, Mines and Water, and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

-	The Department of Health has a 50% interest in a joint venture operation with the University of Queensland for the operation of a magnetic resonance imaging facility.

-	Queensland Investment Corporation holds a 50% interest in the Innovis Investment Partners Australia Limited Partnership, the principal activity of which is funds management.

-	The Department of Main Roads (RoadTek) held approximately 20% participating interest in the Golding-RoadTek Joint Venture to construct bridgeworks and roadworks for the Gladstone Port Access Road Project. The joint venture operation ceased in 2006 and all assets have been distributed to the venturers.

43.	Public Private Partnerships

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of between 15 and 25 years, title to these facilities will pass to Queensland Health.

Arrangements are in operation at the following locations as at 30 June 2006:

-	Butterfield Street car park (commenced January 1998);
-	Bramston Terrace car park (commenced November 1998);
-	Central Energy facility (commenced February 1999);
-	Noosa Hospital and Specialist Centre (commenced September 1999);
-	The Prince Charles Hospital car park (commenced November 2000);
-	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002); and
-	Townsville Childcare Centre (commenced September 2004).

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-50

Notes to the Financial Statements

43.	Public Private Partnerships continued

Queensland Health continued

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.

Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, title to the facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, the facilities are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2006:

-	Caboolture Private Hospital (commenced September 1997);
-	Redlands Private Hospital (commenced August 1999); and
-	Holy Spirit Northside Private Hospital (commenced July 2001).

Department of Transport

The Brisbane Airport Rail Link (BARL) is a public rail transport system developed by Airtrain Citylink Limited (Airtrain) to link Brisbane Airport to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land required for the BARL, and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL to the Government at no cost to the State.

Department of Employment and Training

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on Departmental land. The arrangement will involve the refurbishment or demolition of existing buildings and the development of new buildings.

At the completion of the construction period in 2008, the property will be leased to Axiom. The State will sub-lease from Axiom and will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration.

The land on which the facility is constructed is owned by the department and is recognised as an asset of the department. The construction and leasing of the precinct constitutes a finance lease and the department will progressively recognise the buildings as leased assets as they become available.

Further information may be obtained from the individual financial reports of the relevant agencies.

	2006	2005
	$ M	$ M
Estimated Cash Flows for Public Private Partnerships
Inflows
Not later than 1 year	-	-
Later than 1 year but not later than 5 years	4	4
Later than 5 years but not later than 10 years	2	2
Later than 10 years	5	1

	11	7

Outflows
Not later than 1 year	(28)	(26)
Later than 1 year but not later than 5 years	(191)	(164)
Later than 5 years but not later than 10 years	(244)	(347)
Later than 10 years	(452)	(380)
	(915)	(917)

Estimated Net Cash Flow	(904)	(910)

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-51

Notes to the Financial Statements

44.	Expenditure Commitments

As at 30 June 2006, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments with non-public sector entities.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

	2006	2005
	$M	$M
Capital Expenditure Commitments

Material classes of capital expenditure commitments inclusive of anticipated GST, contracted for at reporting date but not recognised in the accounts are payable as follows:

Not later than 1 year	3,540	1,904
Later than 1 year but not later than 5 years	1,522	1,457
Later than 5 years	97	63

	5,159	3,424

Non-Capital Expenditure Commitments

Power Purchase Agreements (PPAs)

Not later than 1 year	229	211
Later than 1 year but not later than 5 years	837	846
Later than 5 years	1,760	1,950

	2,826	3,007

Queensland Power Trading Corporation’s commitments include ‘take or pay’ and minimum take commitments as well as an estimate of the impact of escalation over the remaining terms of the commitment.

Other Agreements

Not later than 1 year	800	659
Later than 1 year but not later than 5 years	878	682
Later than 5 years	374	569

	2,052	1,910

Operating Lease Commitments

Not later than 1 year	248	245
Later than 1 year but not later than 5 years	546	526
Later than 5 years	114	159

	908	930

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

No renewal or purchase options exist in relation to operating leases and no operating leases contain restrictions on financing or other leasing activities.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-52

Notes to the Financial Statements

		2006	2005
		$M	$M
44.	Expenditure Commitments continued

	Finance Lease Commitments

	Not later than 1 year	-	1
	Later than 1 year but not later than 5 years	1	2
	Later than 5 years	15	13

	Total minimum lease payments	16	16
	Future finance charges	(6)	(6)

	Total lease liabilities	10	10

	Current lease liabilities (refer Note 35)	-	1
	Non-current lease liabilities (refer Note 35)	10	10

		10	11

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

	Grant and Subsidy Commitments

	Not later than 1 year	1,405	1,524
	Later than 1 year but not later than 5 years	2,463	1,808
	Later than 5 years	640	22

		4,508	3,354

45.	Cash and Other Assets Held in Trust
	Various monies were held in trust by State Government agencies at 30 June 2006 and are not included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:

	Queensland Investment Corporation	25,402	19,116
	The Public Trustee of Queensland	1,528	1,442
	Queensland Treasury Corporation	358	109
	Treasury Department	14	13
	Other	138	135

46.	Contingent Assets and Liabilities	27,440	20,815

	Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

-   There is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

-   There is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a whole-of-Government perspective. Reference should be made to individual agency financial reports for additional information.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-53

Notes to the Financial Statements

		2006 $M	2005 $M
46.	Contingent Assets and Liabilities continued

	Contingent Liabilities – Quantifiable

	Nature of Contingency

	Guarantees and indemnities	6,083	5,849
	QTC – stock loans	666	597
	Other	54	23

	Guarantees	6,803	6,469

These mainly comprise guarantees by the State including in respect of borrowings by local governments from the Queensland Treasury Corporation of $2.717 billion (2005, $2.780 billion) and in respect of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $2.532 billion (2005, $2.368 billion). Guarantees of $343 million (2005, $277 million) were also provided by the Queensland Treasury Corporation relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, ENERGEX Limited and CS Energy, which are Queensland Government-owned corporations.

Queensland Treasury Corporation (QTC) - Stock Loans

In support of an active trading and pricing market for QTC stock, the Corporation lends stock to various financial institutions on the basis that such loans form part of QTC’s total exposure to the institution concerned.

The Corporation’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements such as credit limits, cash securities or lodgement of collateral securities. In the event that the financial institutions holding QTC stock default on their repayment obligations, QTC would be required to enter the market and borrow further amounts to cover the default. The risk of this eventuality is considered to be low.

Other

As at 30 June 2006, there are 13 cases (2005, 24 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $4 million (2005, $15 million).

In November 2001, the Department of Health contracted with a supplier for the development of a replacement clinical information system. The contract was terminated by the department in October 2005. Litigation against the State for breach of contract has commenced and is now before the Supreme Court. Damages in excess of $14 million are being sought.

Transfer of Infrastructure and Redevelopment Works

The redevelopment of Suncorp Stadium included a number of infrastructure projects and redevelopment works external to the Stadium. Works amounting to some $28 million have been identified which may need to be transferred to parties external to the State for nil consideration.

Contingent Liabilities - Not Quantifiable

Legal Proceedings and Disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-54

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Liabilities - Not Quantifiable continued

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of these and other claims. However, given the subjectivity of the issue, it is inappropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, Warranties and Guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

WorkCover

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Queensland Investment Corporation

The Queensland Investment Corporation, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the corporation in a trustee capacity totalled $25.985 billion at 30 June 2006 (2005, $19.758 billion).

Cross Border Lease Transactions

The Queensland Treasury Corporation has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Tarong North Power Station

The Queensland Treasury Corporation has provided a guarantee of certain payment obligations and an irrevocable put option for an additional 50% of the power station exercisable by the option holder under certain circumstances to support the 50% sale of Tarong North Power Station by the Tarong Electricity Corporation Limited.

‘Take or Pay’ Agreements

In order to ensure a reliable source of natural gas supply for current and future customers, a subsidiary of ENERGEX Limited has long term supply agreements with producers containing ‘take or pay’ conditions.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-55

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Liabilities - Not Quantifiable continued

Contaminated Land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Financial Assurance Liability Gap for Mining Projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with the licence. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. Since January 2001, it has not been necessary to call upon the financial assurances held to undertake rehabilitation. It is therefore not considered practical to estimate the potential financial effect of these contingent liabilities.

In the event of default it is likely the Government would attempt to pursue legal action to obtain a Court Order requiring miners, companies and/or directors to carry out rehabilitation as required under the provisions of the licence. Where such action is not successful, the State may perform the work using financial authority funds held and attempt to instigate litigation in an effort to recover any additional costs of the rehabilitation. It is recognised that the State would face potentially significant obstacles recovering monies from persons who are insolvent.

Rehabilitation of Abandoned Mine Sites

The State has a responsibility to rehabilitate abandoned mine sites. At reporting date it is not possible to determine the extent or timing of any potential financial effect that this responsibility may have.

Cost of Greenhouse Gas Emission Permits

The Kyoto Protocol to the Framework Convention on Climate Change includes a provision for trading in greenhouse gas emissions between national jurisdictions that have ratified the protocol. The Commonwealth Government has decided not to ratify the protocol and is not considering the introduction of a domestic emissions trading scheme. State and Territory governments have established a working group to develop a multi-jurisdictional emission trading scheme in Australia. However, Queensland has not committed to the introduction of an emissions trading scheme.

Currently it is expected that a domestic emission trading scheme will not be introduced before 2010 as it will take several years to agree on design issues, develop the legislative framework and establish the institutional structure.

A requirement to hold permits to cover greenhouse gas emissions may impact on the operations of a number of Government-owned corporations, principally the electricity generation corporations, QR and Forestry Plantations Queensland (FPQ). FPQ may earn credits for carbon dioxide offsets. However, the direct impact of an emission trading scheme will depend on the industries covered and the types of offsets available.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-56

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Assets - Quantifiable

Guarantees

The Department of Natural Resources, Mines and Water holds bank guarantees of $1.028 billion (2005, $836 million), which represents the maximum value the department is potentially entitled to under the conditions of current mining leases.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $447 million (2005, $406 million).

The Department of State Development, Trade and Innovation holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants provided to public sector proponents totalling $49 million (2005, $56 million).

QR holds bank and insurance company guarantees of $427 million (2005, $299 million).

The Department of Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $60 million (2005, $38 million).

ENERGEX Limited holds bank guarantees totalling $29 million from customers relating to the supply of electricity and the construction of capital assets for those customers (2005, $29 million). The exit from an option agreement by a subsidiary may result in revenue of $5 million. Further a subsidiary is an interested party in the liquidation of Enron Australia Pty Ltd. The maximum amount of the claim is expected to be less than $2 million.

The Department of Health holds bank guarantees and undertakings from third parties totalling $7 million (2005, $9 million).

The Department of Emergency Services holds a bank guarantee on behalf of a supplier as a delivery guarantee totalling $12 million.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government if the company and related trust are wound up. A mortgage agreement over the company’s property at Salisbury has been entered into, to reflect the contingent asset.

Contingent Assets – Not Quantifiable

Long Term Community Housing Program and Crisis Accommodation Program

The State’s long term community housing and crisis accommodation programs aim to provide grants to assist communities to provide locally managed long-term affordable rental housing for low income earners whose housing needs cannot be met by other housing options. Legal title to dwellings funded under this program is in the name of the respective local governments or other associations. Should a local government or other association sell such a property or use it for another purpose, the Government becomes legally entitled to the payment of compensation.

At 30 June 2006, the Government has been advised that 20 properties will be returned under this program, however legal title has not yet transferred to the State. An aggregate value cannot be reliably quantified as valuation has not yet been obtained for these properties.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-57

Notes to the Financial Statements

46.	Contingent Assets and Liabilities continued

Contingent Assets – Not Quantifiable continued

FAI General Insurance Company Limited Monies

On 15 March 2001 FAI General Insurance Company Limited was placed into provisional liquidation. The Nominal Defendant has by law become entitled to monies arising from Reinsurance Treaties held by FAI General Insurance Company Limited. While there has been no diminution in the legal standing of the Nominal Defendant to these reinsurance monies it has been recognised that the actual receipt of these funds may be protracted. As a consequence, and out of prudence it has been decided not to recognise these monies as a current receivable.

Beerburrum State Forest Fire

Forestry Plantations Queensland received an out of court settlement relating to a claim for substantial losses resulting from a fire in the Beerburrum State Forest plantations in November 1994. The claim was shown as a contingent asset in 2005. The settlement has been recognised as a revenue in the current year.

47.	Post Balance Date Events

Townsville Correctional Centre

On 13 July 2006, approval was given to the Department of Public Works to accept Baulderstone Hornibrook as the managing contractor for the redevelopment of the Townsville Correctional Centre with a project budget of $144 million.

Gateway Bridge Upgrade

On 18 September 2006, the State announced Leighton Abigroup joint venture as the successful tenderer to undertake the $1.88 billion Gateway Bridge duplication and motorway upgrade.

Sale of Allgas distribution business

On 3 October 2006, the State entered into a contract for the sale of the Allgas distribution business to Australian Pipeline Trust (APA) for a purchase price of $521 million. Refer also Note 55.

48.	Defeased Cross Border Leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AASB 117 Leases, the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. The entities which have entered into this type of arrangement are detailed below:

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

In the 2000-01 financial year, the Queensland Electricity Transmission Corporation Limited, trading as Powerlink Queensland, entered into a structured financing arrangement involving the sale and subsequent lease-back of certain assets. The arrangement, which is a USA cross border lease, represents the sale/lease-back of Powerlink Queensland’s regulated transmission assets.

In the past, QR has entered into a series of structured financing arrangements involving the sale and subsequent lease-back of assets. QR accounts for cross border leases on a basis that reflects the substance of the transactions, being to record a leased asset and to only recognise in the accounts the resulting changes in cash flows. Where it is necessary under the cross border lease provisions to substitute existing owned assets for damaged or disposed leased assets or to terminate part or all of a lease and there is a difference between the value of the owned asset and the acquisition or termination cost of the leased asset, QR nets this amount off in the Income Statement to ensure the leased asset is recorded at fair value.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-58

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure

Financial Risk Management

The State’s activities expose it to a variety of financial risks, such as market risk (including interest rate risk, foreign currency risk and price risk), credit risk and liquidity risk. The State’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

Derivative Financial Instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, foreign currency exchange rates and commodity prices. They may be used to hedge exposure to fluctuations in anticipated commitments, putting in place either long term floating rate funding or long term fixed rate funding.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, the State adjusts the initial measurement of the component recognised in the Balance Sheet by the amount deferred in equity.

For the year ended 30 June 2006, there were:

-	net gains of $1 million recognised in the hedge reserve on initial adoption of AASB 132 and 139;
-	$5 million foreign exchange losses transferred to cash flow hedge reserve;
-	net gains deferred to equity totalling $97 million at 30 June 2006;
-	net gains of $3 million removed from equity and reclassified to the Income Statement as a result of ineffective hedges ($6 million) or on sale of cash flow hedges; and
-	$ 23 million removed from equity and transferred to the cost of components.

Interest Rate Risk

A number of State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised.

Forward rate agreements are used to lock in a guaranteed return on known cash flows, as and when they fall due, or to manage the duration of a particular pool or fund. Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk, as the counterparties are organised exchanges.

The Government’s exposure at 30 June 2006 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by the earlier of maturity or contractual repricing dates. Assets and liabilities, including net derivatives are shown at their carrying value.

The weighted average effective interest rate was the rate effective at 30 June 2006.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-59

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

As at 30 June 2006 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	803	-	-	-	-	803	N/A
Receivables	-	-	-	-	7,677	7,677	N/A
Commercial loans	-	2	5	-	-	7	7.03
Deposits	1,543	-	-	-	-	1,543	5.83
Floating rate notes	2,775	-	-	-	-	2,775	6.15
Securities	-	5,682	1,503	1,195	-	8,380	5.96
QIC investments (a)	-	-	-	-	25,163	25,163	N/A
Shares	-	-	-	-	489	489	N/A
Other	8	245	832	-	242	1,327	N/A

	5,129	5,929	2,340	1,195	33,571	48,164

Financial Liabilities
Australia
Payables	-	-	-	-	5,602	5,602	N/A
Deposits	3,127	-	-	-	-	3,127	N/A
State/Commonwealth debt	-	14	59	399	-	472	4.59
Bonds	-	286	10,992	4,022	-	15,300	5.94
Finance leases	-	-	-	8	2	10	5.86
Other	-	-	1	4	266	271	N/A
Overseas
Commercial paper	-	108	-	-	-	108	5.51
Bonds	-	-	7,035	4,116	-	11,151	6.00
Medium term notes	-	286	125	60	-	471	6.12

	3,127	694	18,212	8,609	5,870	36,512

Derivatives - net Liabilities	(49)	6,425	(6,072)	(403)	-	(99)	N/A

Net Financial Assets	2,051	(1,190)	(9,800)	(7,011)	27,701	11,752

N/A - not applicable

(a)	QIC investments
	As at 30 June 2006, QIC investments were allocated over the following categories:
		$M
	Cash	4,294
	Australian fixed interest	4,801
	Australian equities	5,699
	International equities	5,997
	International fixed interest	103
	Property	4,242
	Private Equity	27

		25,163

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-60

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

As at 30 June 2005 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	499	-	-	-	-	499	N/A
Receivables	-	-	-	-	7,490	7,490	N/A
Commercial loans	-	4	5	-	-	9	6.71
Deposits	454	-	-	-	-	454	5.61
Floating rate notes	1,945	-	-	-	-	1,945	5.92
Securities	5,560	643	549	1,166	-	7,918	5.62
QIC investments (a)	1,410	-	-	-	19,521	20,931	5.82
Shares	-	-	-	-	489	489	N/A
Other	36	15	996	-	479	1,526	N/A

	9,904	662	1,550	1,166	27,979	41,261

Financial Liabilities
Australia
Payables	-	-	-	-	3,908	3,908	N/A
Deposits	2,305	-	-	-	-	2,305	N/A
State/Commonwealth debt	-	14	58	414	-	486	4.59
Treasury notes	15	620	-	-	-	635	5.49
Bonds	184	219	6,816	5,755	-	12,974	5.34
Derivatives	7,805	(661)	(5,649)	(1,559)	-	(64)	N/A
Finance leases	-	1	-	7	2	10	6.47
Other	-	-	1	4	30	35	N/A
Overseas						-
Commercial paper	142	-	-	-	-	142	3.57
Bonds	-	-	4,529	4,316	-	8,845	5.33
Medium term notes	-	66	477	45	-	588	5.61

	10,451	259	6,232	8,982	3,940	29,864

Net Financial Assets	(547)	403	(4,682)	(7,816)	24,039	11,397

N/A - not applicable

(a)	QIC investments

As at 30 June 2005, QIC investments were allocated over the following categories:

$M
Cash	1,089
Australian fixed interest	2,252
Australian equities	6,987
International equities	7,095
International fixed interest	21
Property	3,487

20,931

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-61

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

Foreign Exchange Risk

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

The following table summarises the outstanding hedging effect that cross currency swaps and forward exchange contracts have had on foreign currency borrowings and offshore investments based on the face value of derivatives, borrowings and offshore investments:

Currency	Borrowings		Offshore Investments		Swaps		Forwards		Net Exposure
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
USD	(109)	(131)	2	2	-	-	106	129	-	-
NZD	-	(18)	-	-	-	18	-	-	-	-
AUD	(11,554)	(9,426)	-	-	-	(17)	114	(128)	(11,440)	(9,571)

To effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies or to hedge exposures in commodity prices, the State enters into forward exchange contracts, swaps and currency options. Cash flows are expected to occur at various dates up to 10 years.

Contracts outstanding at balance date are as follows:

Currency	Currency Option		Swaps		Forwards		Net Exposure
	2006	2005	2006	2005	2006	2005	2006	2005
	$M	$M	$M	$M	$M	$M	$M	$M
USD	-	-	138	21	1,401	2,014	1,539	2,035
YEN	-	-	-	-	431	481	431	481
CHF	-	-	-	-	-	(9)	-	(9)
HKD	-	-	-	-	-	(14)	-	(14)
GBP	-	-	-	-	235	475	235	475
EUR	117	-	-	3	1,052	471	1,169	474
NZD	-	-	-	-	-	(50)	-	(50)
Other	-	-	-	-	209	239	209	239

Price Risk

The State is exposed to commodity price risk resulting from changes in electricity and gas prices, diesel prices and other commodity prices. Appropriate swaps, futures, options and forward exchange contracts are used to manage this risk.

Liquidity Risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities exists to manage this situation.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-62

Notes to the Financial Statements

49.	Additional Financial Instruments Disclosure continued

Credit Exposure

Credit risk exposure represents the potential loss that would be recognised if all counterparties failed to perform as contracted. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies. Exposure to credit risk is managed through regular analysis of the ability of borrowers, potential borrowers and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations and by changing lending limits. Where appropriate, collateral is obtained in the form of rights to securities or guarantees are provided.

The State’s credit risk on recognised financial assets, excluding derivatives, is the carrying amount of these assets in the Balance Sheet. This is equal to the market value of investments at balance date.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value at risk methodology’ which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows :

	2006	2005
	$M	$M
Derivative Exposure
Interest rate swaps	284	592
Forward rate agreements	1	3
Forward exchange contracts	2	24
Cross currency swaps	-	3
Credit derivatives	5	10

Exposure to credit risk on electricity derivatives is equal to the fair value of contracts with a positive value, reduced by the effects of netting arrangements.

The Government limits exposure to individual counterparties by determining maximum credit exposure limits based on the counterparty’s rating and size of its Balance Sheet. The State’s largest holder of derivatives and investments is the Queensland Treasury Corporation. Its counterparty exposure by rating is as follows:

Rating	Credit Exposure
	2006	2005
	%	%
AAA	40	47
AA+	8	8
AA	6	3
AA-	36	32
A+	7	6
A	3	3
A-	-	1

Net Fair Value of Financial Instruments

The carrying amount of the State’s financial assets and liabilities equates to their net fair value.

The net fair value of financial assets and liabilities is determined as follows:

-	cash, deposits, receivables and payables approximate fair value;
-	the net fair value of other monetary financial assets and liabilities is based on market prices or has been determined by discounting expected future cash flows by the current interest rate for financial assets and liabilities with similar risk profiles; and
-	the net fair value of derivatives and other financial instruments not traded in an active market is determined using valuation techniques.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-63

Notes to the Financial Statements

50.	Retirement Benefit Obligations

The State has elected to early adopt AASB 119 Employee Benefits as at 1 July 2005. Disclosures in relation to the defined benefits category will be in line with the transitional provisions of AASB 119 and will therefore be on a prospective basis. Information for years prior to 2005 is not available.

Retirement benefit liabilities include the following final salary defined benefit schemes:

-	State Public Sector Superannuation Scheme (QSuper)
-	Parliamentary Contributory Superannuation Fund (Parliamentary Scheme)
-	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme)
-	Electricity Supply Industry Superannuation (QLD) Limited (ESI Super)

QSuper and Parliamentary and Judges’ Schemes

State public sector superannuation liabilities include both defined benefit and defined contribution schemes which comprise the State Public Sector Superannuation Fund (QSuper). State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme. The defined contribution superannuation liabilities in the Balance Sheet represent the unfunded liabilities of former defined benefit members who have elected to leave the scheme. The liability grows by investment earnings and additional entrants transferring from the defined benefit scheme.

QSuper and Parliamentary Superannuation schemes are assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of QSuper was completed as at 30 June 2004 and an actuarial valuation of the Parliamentary Scheme was undertaken as at 30 June 2005.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation to pay further contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to Defined Contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution schemes have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contribution, $578 million (2005, $502 million).

The State is also responsible for ‘employer’ superannuation contributions to the Parliamentary Contributory Superannuation Fund and for the pension liability of the Judiciary.

Electricity Supply Industry Superannuation

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Electricity Supply Industry Superannuation (Qld) Limited (ESI Super). Members, after serving a qualifying period, are entitled to benefits from this scheme on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employee contributions to the fund are based on various percentages of their gross salaries. The defined benefit account of this fund is closed to new members.

The most recent actuarial assessment of the fund, as at 1 July 2005, was carried out by Mr Shane Mather, F.I.A.A. of Sunsuper Financial Services Pty Ltd on 27 April 2006. The Actuary concluded that the value of assets of the Fund are adequate at 1 July 2005 and will remain adequate to meet the accrued liabilities of the Fund throughout the following three years. Due to excess plan assets over accrued liabilities a superannuation asset has been recorded in the Balance Sheet (refer Note 27).

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-64

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

	Retirement Benefit Obligations 2005-06
		$M	$M	$M	$M	$M	$M
	Reconciliation of the Present Value of the Defined Benefit Obligation
		Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
	Opening balance at 1 July 2005	23,533	19,966	2,173	357	149	888
	Current service cost	960	889	-	13	8	50
	Contributions by plan participants	261	246	-	-	1	14
	Interest cost	1,362	998	300	19	8	37
	Benefits paid (including contributions tax)	(1,266)	(747)	(479)	(8)	(5)	(27)
	QSuper DC benefits paid from DB plan assets	64	64	-	-	-	-
	Transfers to QSuper DC	-	(570)	570	-	-	-
	Past service cost	5	-	-	-	-	5
	Actuarial (gain)/loss	485	504	-	17	24	(60)

	Closing balance at 30 June 2006	25,404	21,350	2,564	398	185	907

	Present Value of the Obligation as at 30 June 2006 by Funding Policy
	Present value of the obligation - wholly unfunded						2,962
	Present value of the obligation - wholly/partly funded						22,442

							25,404

	Reconciliation of the Fair Value of Plan Assets
		Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
	Opening balance at 1 July 2005	7,970	7,033	-	-	36	901
	Expected return on plan assets	561	495	-	-	3	63
	Employer contributions	74	17	22	-	15	20
	Contributions by plan participants	262	246	-	-	2	14
	Benefits paid (including contributions tax)	(779)	(747)	-	-	(5)	(27)
	QSuper DC benefits paid from DB plan assets	(415)	(393)	(22)	-	-	-
	Actuarial gain/(loss)	727	635	-	-	3	89

	Closing balance at 30 June 2006	8,400	7,286	-	-	54	1,060

	QSuper and Parliamentary Scheme assets include those held within the relevant Trust Funds but exclude the assets held in Consolidated Fund in respect of these liabilities.

	Reconciliation of Balance Sheet Liability/(Asset)
		Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
	Present value of the obligation	25,404	21,350	2,564	398	185	907
	Past service cost not recognised in balance sheet	(1)	-	-	-	(1)	-
	Fair value of plan assets	(8,400)	(7,286)	-	-	(54)	(1,060)

	Liability/(Asset) recognised in balance sheet	17,003	14,064	2,564	398	130	(153)

	Amounts recognised in income statement	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
	Current service cost	960	889	-	13	8	50
	Interest cost	1,362	998	300	19	8	37
	Expected return on plan assets	(561)	(495)	-	-	(3)	(63)
	Past service cost	5	-	-	-	-	5
	Net actuarial (gain)/loss recognised in year	(242)	(131)	-	17	21	(149)

	Total amounts recognised in income statement	1,524	1,261	300	49	34	(120)

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-65

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

Plan Asset Allocations

State Public Sector Superannuation, Parliamentary Contributory Superannuation and ESI Super plans hold investments with the following asset allocations:

	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Equity	51%	N/A	N/A	60%	58%
Debt instruments	39%	N/A	N/A	32%	28%
Property	10%	N/A	N/A	8%	11%
Other	-	N/A	N/A	-	3%

Total	100%	N/A	N/A	100%	100%

QSuper and Parliamentary Scheme assets include those held within the relevant Trust Funds (QSuper, Parliamentary Scheme) but exclude the assets held in Consolidated Fund in respect of these liabilities.

Both QSuper and Parliamentary schemes hold investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rates of return on QSuper and Parliamentary plan assets are based on the expected returns by asset class derived by the Queensland Investment Corporation, the strategic asset allocations and the expected levels of taxation applying to the QSuper and Parliamentary schemes overall.

	$M	$M	$M	$M	$M	$M

	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Actual return on plan assets	1,305	1,148	N/ A	N/A	6	151

Estimate of employer contributions to be paid in 2006-07	773	390	362	N/A	N/A	21

Principal actuarial assumptions at 30 June 2006

	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Gross discount rate	5.9%	11.9%	5.9%	5.9%	N/A
Net discount rate (after allowance for investment taxation)	5.6%	11.9%	5.9%	5.9%	4.9%
Expected rates of return on plan assets (net of fees and taxes)	7.5%	N/A	N/A	7.5%	6.5%
Future inflationary salary increases	4.1%	N/A	6.1%	4.1%	4.5%
Expected CPI increases	3.1%	N/A	N/A	3.1%	N/A

Retirement Benefit Obligations 2004-05

	$M	$M	$M	$M	$M	$M

Reconciliation of the Present Value of the Defined Benefit Obligation
	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Opening balance at 1 July 2004	21,296	18,420	1,821	253	116	686
Current service cost	897	852	-	9	6	30
Contributions by plan participants	266	253	-	-	1	12
Interest cost	1,368	1,055	253	15	7	38
Benefits paid (including contributions tax)	(1,071)	(655)	(381)	(7)	(5)	(23)
QSuper DC benefits paid from DB plan assets	41	41	-	-	-	-
Transfers to QSuper DC	-	(488)	488	-	-	-
Past service cost	13	-	-	-	9	4
Actuarial (gain)/loss	723	488	(8)	87	15	141

Closing balance at 30 June 2005	23,533	19,966	2,173	357	149	888

30 June 2005 by Funding Policy						$M

Present Value of the Obligation as at
Present value of the obligation - wholly unfunded						2,530
Present value of the obligation - wholly/partly funded						21,003

						23,533

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-66

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

	$M	$M	$M	$M	$M	$M
Reconciliation of the Fair Value of Plan Assets
	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Opening balance at 1 July 2004	7,255	6,433	-	-	34	788
Expected return on plan assets	523	461	-	-	2	60
Employer contributions	185	80	87	-	-	18
Contributions by plan participants	266	253	-	-	1	12
Benefits paid (including contributions tax)	(686)	(655)	-	-	(5)	(26)
QSuper DC Benefits paid by DB plan assets	(339)	(252)	(87)	-	-	-
Actuarial gain/(loss)	765	713	-	-	3	49

Closing balance at 30 June 2005	7,970	7,033	-	-	36	901

Reconciliation of Balance Sheet Liability/ (Asset)

	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Present value of the obligation	23,533	19,966	2,173	357	149	888
Past service cost not recognised in balance sheet	(2)	-	-	-	(2)	-
Fair value of plan assets	7,970	7,033	-	-	36	901

Liability/(Asset) recognised in balance sheet	15,561	12,933	2,173	357	111	(13)

Amounts recognised in Income Statement	Total	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Current service cost	897	852	-	9	6	30
Interest cost	1,368	1,055	253	15	7	38
Expected return on plan assets	(523)	(461)	-	-	(2)	(60)
Past service cost	11	-	-	-	7	4
Net actuarial (gain)/loss recognised in year	(44)	(226)	(8)	87	11	92

Total amounts recognised in income statement	1,709	1,220	245	111	29	104

Plan Asset Allocations

State Public Sector Superannuation, Parliamentary Contributory Superannuation and ESI Super plans hold investments with the following asset allocations:

	QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Equity	81%	N/A	N/A	62%	61%
Debt	9%	N/A	N/A	30%	25%
Property	10%	N/A	N/A	8%	11%
Other	-	N/A	N/A	-	3%

Total	100%	N/A	N/A	100%	100%

Actual return on plan assets	1,249	1,135	-	-	5	109

Principal actuarial assumptions at 30 June 2005
		QSuper DB	QSuper DC	Judges	Parliamentary	ESI Super
Gross Discount rate		5.1%	13.5%	5.1%	5.1%	N/ A
Net Discount rate (after allowance for investment taxation)		4.9%	13.5%	5.1%	5.1%	4.3%
Expected rates of return on plan assets (net of fees and taxes)		7.5%	N/A	N/A	7.5%	7.0%
Future inflationary salary increases		3.1%	N/A	5.1%	3.1%	4.5%
Expected CPI increases		2.1%	N/A	N/A	2.1%	N/ A

		2006 $M	2005 $M
Experience adjustments relating to liabilities
	QSuper DB	61	(301)
	QSuper DC	-	(8)
	Judges	12	26
	Parliamentary	7	5
	ESI Super	N/ A	N/A
Experience adjustments relating to assets
	QSuper DB	635	713
	QSuper DC	-	-
	Judges	-	-
	Parliamentary	3	3
	ESI Super	89	49

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-67

Notes to the Financial Statements

50.	Retirement Benefit Obligations continued

Defined Benefit surplus/deficit per AAS25 Financial Reporting by Superannuation Plans

		Surplus/ (Deficit) of Plan
State Public Sector Superannuation Fund	30 June 2004	(11,515)
Parliamentary Contributory Superannuation Fund	30 June 2005	(87)
ESI Super	30 June 2005	148

As at the last valuation of QSuper undertaken at 30 June 2004, the State Actuary recommended that the State contribute at the rates indicated in Table 1.

The State Actuary has certified that the expected liabilities of the scheme should be adequately provided for by the assets of the QSuper Fund and the relevant reserve within the Consolidated Fund, together with the Funds’ investment earnings and member and employer contributions at current levels.

Table 1 - Recommended Employer Contribution Rates by Category

Category - DB sub plans	Recommended Employer Contribution Rate
DB Standard	7.75% of Salary + 1.00 x Member Contributions
State Category	4.75% of Salary + 1.00 x Member Contributions
DB Police	6.00% of Salary + 2.00 x Member Contributions
Police Category	3.00% of Salary + 2.00 x Member Contributions
DB Fires	12.00% of Salary

The last actuarial valuation of the Parliamentary Scheme was undertaken as at 30 June 2005. The recommended contribution rate was 0% of benefit payments until 1 July 2006, thereafter the State proportion of non-pension benefit payments and pension commencement contributions increases to 109%.

The valuation methods used in the Parliamentary Scheme are based on the “Entry Age Normal” funding method. Under this method a new entrant contribution rate is determined which is the rate required to provide the benefits of the scheme to a typical group of new entrants. For the defined benefit categories of QSuper, employer contributions are assumed fixed for the remaining working lives of the membership.

ESI Super employer contributions are based on recommendations by the plan’s actuary utilising the aggregate method. Under the aggregate method, the future contribution rates are determined, and are expected to be sufficient to fund the difference between the value of the future benefits for existing defined benefit members and the value of plan assets attributable to defined benefit members over the future working lifetime of existing defined benefit members.

The economic assumptions used to make funding recommendations are as follows:

	QSuper	QSuper DC	Judges	Parliamentary	ESI Super
Discount rate	7.5%	N/A	N/A	7.0%	7.0%
Future salary increases	4.0%	N/A	N/A	4.0%	5.0%
Expected CPI increases	3.0%	N/A	N/A	2.5%	N/A

There are no legal requirements for the State to make up a deficit in the QSuper or Parliamentary schemes. Further, in view of the funding arrangements of the scheme, there are no practical restrictions on the manner in which the State can benefit from any surplus.

ESI Super does not impose a legal liability on employer agencies to cover any deficits that may exist in the Fund. If the Fund was to be wound up there would be no legal obligation on employer agencies to make good any fund shortfall. If the Fund winds up, after the payment of all costs and the payment of all member benefits in respect of the period up to the date of termination, any remaining assets are to be distributed by the Trustee of the Fund to the participating employers.

Employee Numbers

The number of full time equivalent employees at 30 June 2006 relating to the consolidated entities listed in Note 53 totalled 202,769 (2005, 194,062).

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-68

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS

(1)	Reconciliation of Income Statement for the year ended 30 June 2005

	Notes	Previous AGAAP	Effect of Transition to AEIFRS	AEIFRS
		$M	$M	$M
Revenue from Operations
Commonwealth and other grants	(q)	12,716	(5)	12,711
Sales of goods and services	(q)	9,162	69	9,231
Taxes, fees and fines		7,452	-	7,452
Investment income	(q)	4,156	24	4,180
Royalties and other territorial revenue	(q)	1,074	(29)	1,045
Other	(a),(b),(q)	688	(136)	552

		35,248	(77)	35,171

Expenses from Operations
Employee expenses	(c)	11,946	1,138	13,084
Supplies and services	(d)	7,120	185	7,305
Depreciation and amortisation	(d),(l)	2,884	(59)	2,825
Grants and other contributions		4,566	-	4,566
Borrowing costs	(q)	1,939	9	1,948
Share of loss of associates using the equity method	(e)	4	2	6
Other	(a),(b),(q)	1,765	(138)	1,627

		30,224	1,137	31,361

Gains
Gain on sale of assets	(a)	-	46	46
Gain on revaluation of assets	(a)	-	203	203

		-	249	249

Losses
Loss on sale of assets	(a)	-	1	1
Loss on revaluation and impairment of assets	(d),(g)	-	287	287

		-	288	288

Surplus/(Deficit) before Income Tax Expense		5,024	(1,253)	3,771

Income Tax Revenue/(Expense)		-	-

Net Surplus/(Deficit)		5,024	(1,253)	3,771

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-69

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(2)	Reconciliation of equity reported under previous Australian Generally Accepted Accounting Principles (AGAAP) to equity under Australian Equivalents to IFRS

(a)	At the end of the last reporting period under previous AGAAP: 30 June 2005

	Notes	Previous AGAAP	Effect of Transition to AEIFRS	AEIFRS
		$M	$M	$M
Assets
Current Assets
Cash and cash equivalents	(h),(q)	499	36	535
Receivables	(s)	3,157	(58)	3,099
Financial assets held at fair value through profit or loss	(i)	-	10,776	10,776
Other investments	(i)	-	100	100
Derivative financial instruments	(i)	-	23	23
Other financial assets	(i)	10,753	(10,753)	-
Inventories	(j)	509	185	694
Other	(q)	566	(56)	510

		15,484	253	15,737
Non-current assets classified as held for sale	(k)	-	183	183

		15,484	436	15,920

Non-Current Assets
Receivables	(q)	4,342	59	4,401
Investments accounted for using the equity method	(e)	94	(29)	65
Financial assets held at fair value through profit or loss	(i)	-	22,341	22,341
Other investments	(i)	-	39	39
Derivative financial instruments	(i)	-	95	95
Other financial assets	(i)	22,590	(22,590)	-
Inventories	(j)	221	(221)	-
Property, plant and equipment	(d),(f),(g),(k),(l)	102,413	(1,754)	100,659
Investment properties	(l)	-	685	685
Biological assets	(m)	-	1,144	1,144
Intangibles	(n)	811	62	873
Other	(m),(q)	1,202	(1,103)	99

		131,673	(1,272)	130,401

Total Assets		147,157	(836)	146,321

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-70

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(2)	Reconciliation of equity reported under previous Australian Generally Accepted Accounting Principles (AGAAP) to equity under Australian Equivalents to IFRS continued

(a)	At the end of the last reporting period under previous AGAAP: 30 June 2005 continued

	Notes	Previous AGAAP	Effect of Transition to AEIFRS	AEIFRS
		$M	$M	$M
Liabilities
Current Liabilities
Payables	(c),(o),(q)	3,547	(439)	3,108
Employee benefit obligations	(c)	-	2,010	2,010
Financial liabilities held at fair value through profit or loss	(i)	-	3,474	3,474
Financial liabilities held at amortised cost	(i)	-	108	108
Derivative financial instruments	(i)	-	11	11
Interest-bearing liabilities	(i)	3,489	(3,489)	-
Provisions	(c),(f),(p)	2,789	(1,757)	1,032
Other	(q)	532	12	544

		10,357	(70)	10,287

Non-Current Liabilities
Payables	(q)	361	(2)	359
Employee benefit obligations	(c)	-	16,959	16,959
Financial liabilities held at fair value through profit or loss	(i)	-	23,092	23,092
Financial liabilities held at amortised cost	(i)	-	476	476
Derivative financial instruments	(i)	-	40	40
Interest-bearing liabilities	(i)	23,524	(23,524)	-
Provisions	(c),(f),(p)	16,155	(13,524)	2,631
Other	(q)	327	2	329

		40,367	3,519	43,886

Total Liabilities		50,724	3,449	54,173

Net Assets		96,433	(4,285)	92,148

Equity
Accumulated surplus	(c),(d),(g),(q)	50,631	(2,612)	48,019
Reserves	(d)	45,802	(1,673)	44,129

		96,433	(4,285)	92,148

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-71

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(2)	Reconciliation of equity reported under previous Australian Generally Accepted Accounting Principles (AGAAP) to equity under Australian Equivalents to IFRS continued

(b)	At the date of transition to AEIFRS 1 July 2004

	Notes	Previous AGAAP	Effect of Transition to AEIFRS	AEIFRS
		$M	$M	$M
Assets
Current Assets
Cash and cash equivalents	(h),(q)	235	36	271
Receivables	(q)	2,912	(5)	2,907
Financial assets held at fair value through profit or loss	(i)	-	7,444	7,444
Other investments	(i)	-	77	77
Derivative financial instruments	(i)	-	34	34
Other financial assets	(i)	7,424	(7,424)	-
Inventories	(j)	439	214	653
Other	(h)	433	(14)	419

		11,443	362	11,805

Non-current assets classified as held for sale	(k)	-	168	168

		11,443	530	11,973

Non-Current Assets
Receivables	(q)	4,150	67	4,217
Investments accounted for using the equity method	(e)	96	(23)	73
Financial assets held at fair value through profit or loss	(i)	-	19,366	19,366
Other investments	(i)	-	69	69
Other financial assets	(i)	19,650	(19,650)	-
Inventories	(j)	251	(251)	-
Property, plant and equipment	(d),(f),(g),(k),(l)	86,627	(1,409)	85,218
Investment properties	(l)	-	709	709
Biological assets	(m)	-	1,164	1,164
Intangibles	(n)	720	30	750
Other	(m),(q)	1,227	(1,063)	164

		112,721	(991)	111,730

Total Assets		124,164	(460)	123,704

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-72

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(2)	Reconciliation of equity reported under previous Australian Generally Accepted Accounting Principles (AGAAP) to equity under Australian Equivalents to IFRS continued

(b)	At the date of transition to AEIFRS 1 July 2004 continued

	Notes	Previous AGAAP	Effect of Transition to AEIFRS	AEIFRS
		$M	$M	$M

Liabilities
Current Liabilities
Payables	(c),(o),(q)	2,948	421	3,369
Employee benefit obligations	(c)	-	1,405	1,405
Financial liabilities held at fair value through profit or loss	(i)	-	7,336	7,336
Financial liabilities held at amortised cost	(i)	-	180	180
Derivative financial instruments	(i)	-	(33)	(33)
Interest-bearing liabilities	(i)	7,391	(7,391)	-
Provisions	(c),(f),(p)	2,181	(1,934)	247
Other	(q)	401	19	420

		12,921	3	12,924

Non-Current Liabilities
Payables	(q)	315	(2)	313
Employee benefit obligations	(c)	-	15,785	15,785
Financial liabilities held at fair value through profit or loss	(i)	-	16,542	16,542
Financial liabilities held at amortised cost	(i)	-	638	638
Derivative financial instruments	(i)	-	17	17
Interest-bearing liabilities	(i)	17,196	(17,196)	-
Provisions	(c),(f),(p)	15,788	(13,404)	2,384
Other		221	-	221

		33,520	2,380	35,900

Total Liabilities		46,441	2,383	48,824

Net Assets		77,723	(2,843)	74,880

Equity
Accumulated surplus	(c),(d),(g),(q)	45,459	(1,328)	44,131
Reserves	(d)	32,264	(1,515)	30,749

		77,723	(2,843)	74,880

(3)	Reconciliation of cash flow statement for the year ended 30 June 2005

The adoption of AEIFRS has not resulted in any material adjustments to the cash flow statement.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-72

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(4)	Notes to the reconciliations

(a)	Proceeds on sale of non-current assets

Under previous AGAAP, gains or losses from the sale of non-current assets were included in other revenue and other expenses respectively and the book value of the assets sold was included in other expense. Under AEIFRS, net gains and losses on sale of assets are disclosed separately.

(b)	Net insurance claims incurred

In accordance with the revised AASB 1023 General Insurance Contracts, non-reinsurance recoveries are no longer netted off against claims expense in the Income Statement. At the date of transition, an adjustment was required to recognise claim recoveries revenue on the income statement, previously netted off against claims expense.

(c)	Employee benefit obligations

Under previous AGAAP, annual leave, long service leave and other employee entitlements were recognised as provisions. Under AEIFRS these liabilities are accounted for under AASB 119 Employee Benefits and disclosed as employee benefit obligations.

AASB 119 requires that where annual leave is not expected to be paid within 12 months the liability is classified as non-current and measured at the present value of the future cash flows.

Long service leave liabilities are discounted using yield rates on Government bonds at reporting date. Previously under AGAAP, these liabilities were discounted using the long term investment rate of return.

Defined Benefit Superannuation

Under AASB 119, the cost of providing future benefits to employees under defined benefit plans are recognised over the period during which employees provide services. All defined benefit costs, including actuarial gains and losses, are recognised in the Income Statement.

State Public Sector Superannuation

A liability is recognised in respect of the State Public Sector Superannuation Fund and the Parliamentary Contributory Scheme (refer Note 50) representing the defined benefit plan deficits, ie. the net liability less the fair value of the respective plan assets. Previously under AGAAP these defined benefit obligations were discounted using the long term investment rate of return. Under AASB these liabilities are discounted using yield rates on Government bonds at reporting date with actuarial assumptions which are mutually compatible.

Electricity Supply Industry Superannuation

Under AGAAP the Electricity Supply Industry Superannuation defined benefit plan surplus was disclosed as a note to the accounts. On transition to AEIFRS an asset has been recognised in the balance sheet. It is measured as the difference between the present value of the employees’ accrued benefits and the net market value of the superannuation fund’s assets.

(d)	Property, plant and equipment

Under previous AGAAP there was scope for the capitalisation of administration and general overhead costs as well as overhauls and major inspections. Under AEIFRS, AASB 116 Property, Plant and Equipment prohibits the capitalisation of administration and overhead costs and is very prescriptive in relation to capitalisation of overhauls and inspections. AEIFRS also introduces the concept of annual impairment tests for eligible assets.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-74

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(4)	Notes to the reconciliations continued

(d)	Property, plant and equipment continued

Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector is applicable to departments and statutory authorities and mandates assets recognition thresholds. As a result of implementing this policy, previously capitalised assets below the new recognition thresholds were written off.

(e)	Investments accounted for using the equity method

Values of equity accounted investments have changed as result of the adoption of AEIFRS. The value of the State’s share of these investments has been adjusted accordingly.

(f)	Restoration obligation

AEIFRS requires that, where an obligation exists to dismantle assets and/or to undertake site restoration upon the expiry of the assets’ useful life, the present value of the estimated cost is to be included in the initial cost of the assets and a provision raised. The time value of money associated with the increase in the provision is recognised as a finance cost.

(g)	Impairment of Assets

AEIFRS requires that, at each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. If an asset is determined to be impaired, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and either depreciated replacement cost or value in use. This difference is recognised as a loss in the income statement unless there was a previous revaluation increment against an asset revaluation reserve for that asset/class of assets. Non-financial assets (other than goodwill) that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

(h)	Cash and Cash Equivalents

Under previous AGAAP, “at call” deposits were included as cash equivalents as highly liquid investments must be convertible to cash at the investor’s option. Under AASB 107 Cash Flow Statements, short-term money market investments that are convertible to cash but not at the investor’s option (i.e. at the purchaser’s option) may be recognised as cash.

(i)	Financial assets and liabilities

The State has elected to apply the exemption from restatement of comparatives for AASB 132 and AASB 139 (relating to financial instruments). Therefore the previous AGAAP rules have continued to apply to derivatives, financial assets and financial liabilities and also to hedge relationships for the year ended 30 June 2005. The adjustments required for differences between previous AGAAP and AEIFRS have been determined and recognised as at 1 July 2005. Refer to section 5 of this note and Note 1 for further details.

(j)	Inventories

Under AEIFRS, land held for resale is no longer inventories but is disclosed as an asset held for sale. Under previous AGAAP, the valuation of inventories held for distribution was the lower of cost and net realisable value. Under AEIFRS, inventories will be valued at the lower of cost and current replacement cost in line with AASB 102 Inventories. In addition, all inventories are now classified as current assets.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-75

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(4)	Notes to the reconciliations continued

(k)	Non-current assets classified as held for sale

This is a new category under AEIFRS. Balances have transferred to this category from property, plant and equipment and inventories. Assets in this category are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

(l)	Investment Properties

Under previous AGAAP, the State measured investment properties on a cost basis and included these assets in the property, plant and equipment category. At the date of transition, the State made the decision to recognise investment properties as a separate category and value them at fair value in accordance with AASB 140 Investment Property. See Note 25.

(m)	Biological Assets

Under AGAAP, biological assets were not disclosed as a separate category in the balance sheet as they were not considered material on a whole-of-Government basis. At the date of transition the State made the decision to recognise biological assets in line with AASB 141 Agriculture.

(n)	Intangibles

Under AGAAP, there was no specific standard governing the recognition and disclosure of intangible assets. Under AEIFRS, AASB 138 Intangible Assets applies strict criteria for the recognition of such assets, including specific exclusions. Internally generated assets, including brands and mastheads as well as expenditure on initial research are specifically excluded from being recognised in the Balance Sheet. Goodwill is not amortised but is assessed annually for impairment and only intangible assets for which an active market exists can be revalued.

(o)	Payables

The State has continued to apply the previous AGAAP rules to derivatives, financial assets and financial liabilities and also to hedge relationships for the year ended 30 June 2005. The adjustments for differences between previous AGAAP and AASB 132 and AASB 139 have been determined and recognised at 1 July 2005.

(p)	Provision for onerous contracts

Under previous AGAAP, the recognition criteria for onerous contracts were based on the undiscounted cash flows of the unavoidable costs of meeting the ongoing obligations under these contracts.

At the date of transition, the recognition criteria for the provision of onerous contracts were based on the present value of the unavoidable costs of meeting the ongoing obligations under these contracts in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

(q)	Correction of errors made under previous AGAAP

Under previous AGAAP, an error would have been corrected in the period it was discovered. Under AEIFRS comparative figures are also adjusted to reflect the correction of the error.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-76

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(5)	Adjustments on transition to AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement : 1 July 2005

	30 June	Adjustment	1 July
	2005		2005
	$M	$M	$M
Assets
Current Assets
Cash and cash equivalents	535	-	535
Receivables	3,099	(39)	3,060
Financial assets at fair value through profit or loss	10,776	(119)	10,657
Other investments	100	159	259
Derivative financial instruments	23	131	154
Inventories	694	-	694
Other	510	(1)	509

	15,737	131	15,868
Non-current assets classified as held for sale	183	-	183

	15,920	131	16,051

Non-Current Assets
Receivables	4,401	(72)	4,329
Investments accounted for using the equity method	65	(11)	54
Financial assets at fair value through profit or loss	22,341	66	22,407
Other investments	39	-	39
Derivative financial instruments	95	16	111
Property, plant and equipment	100,659	-	100,659
Investment properties	685	-	685
Biological assets	1,144	-	1,144
Intangibles	873	(6)	867
Other	99	1	100

	130,401	(4)	130,397

Total Assets	146,321	127	146,448

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-77

Notes to the Financial Statements

51.	Explanation of transition to Australian Equivalents to IFRS continued

(5)	Adjustments on transition to AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement: 1 July 2005 continued

	30 June	Adjustment	1 July
	2005		2005
	$M	$M	$M
Liabilities
Current Liabilities
Payables	3,108	-	3,108
Employee benefit obligations	2,010	-	2,010
Financial liabilities held at fair value through profit or loss	3,474	-	3,474
Financial liabilities held at amortised cost	108	-	108
Derivatives	11	249	260
Provisions	1,032	17	1,049
Other	544	(15)	529

Total Current Liabilities	10,287	251	10,538

Non-Current Liabilities
Payables	359	-	359
Employee benefit obligations	16,959	(1)	16,958
Financial liabilities held at fair value through profit or loss	23,092	(5)	23,087
Financial liabilities held at amortised cost	476	5	481
Derivatives	40	60	100
Provisions	2,631	5	2,636
Other	329	(56)	273

Total Non-Current Liabilities	43,886	8	43,895

Total Liabilities	54,173	259	54,433

Net Assets	92,148	(133)	92,015

Equity
Accumulated surplus	48,019	(104)	47,915
Reserves	44,129	(29)	44,100

	92,148	(133)	92,015

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-78

Notes to the Financial Statements

52.	Acquisition of Controlled Entities in 2005-06

QRNational West Pty Ltd

On 1 June 2006, QRNational West Pty Ltd (a wholly owned subsidiary of QR) acquired the above-rail assets and liabilities of the Australian Railroad Group Pty Ltd. At the date of acquisition, the acquired entity was involved in general hauling and bulk and non-bulk freight haulage.

Ergon Energy Pty Ltd

On 24 April 2006, Ergon Energy Pty Ltd acquired 100% of the issued share capital of Australian Energy Ltd. The consolidated group of Australian Energy Ltd contains Powerdirect Pty Ltd and Australian Energy Services Pty Ltd. Australian Energy Ltd was involved in the retail sale of electricity to small to medium business markets.

Details of the fair value of the assets and liabilities acquired and goodwill for these entities are as follows:

	Ergon	QRNational
	$M	$M
Purchase consideration
Cash paid	101	469
Direct costs relating to the acquisition	1	14

Total purchase consideration	102	483

Fair value of net identifiable assets acquired	22	440

Goodwill	80	43

Assets and liabilities acquired
	Fair value	Fair value
	$M	$M
Assets
Cash	5	7
Receivables	27	43
Other financial assets	7	-
Inventories	-	12
Prepayments	-	1
Plant and equipment	-	409
Intangible assets	19	-
Deferred tax assets	3	5

Liabilities
Payables	(24)	(23)
Provisions	(1)	(11)
Other financial liabilities	(7)	-
Deferred tax liability	(6)	(2)

Net Assets	22	440

53.	Controlled Entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

-	net operating result in excess of $2 million; or
-	net assets in excess of $25 million (2005, $15 million).

However in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department, or if they are funded for the delivery of outputs.

When financial results are available in respect of non-material entities they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-79

Notes to the Financial Statements

53.	Controlled Entities continued

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2006. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Anti-Discrimination Commission

Australian Agricultural College Corporation (established on 01/07/05)

Board of the Queensland Museum

Commission for Children and Young People and Child Guardian

Crime and Misconduct Commission

Department of Aboriginal and Torres Strait Islander Policy

Department of Child Safety

Department of Communities

Department of Corrective Services

* Queensland Community Corrections Board

* Regional Community Corrections Boards

Department of Education and the Arts

* Corporate Administration Agency

* Corporate and Professional Services

Department of Emergency Services

Department of Employment and Training

* Corporate Solutions Queensland

Department of Energy

Department of Health

* Queensland Health Shared Service Provider

Department of Housing Department of Industrial Relations

Department of Justice and Attorney-General

* PartnerOne

Department of Local Government, Planning, Sport and Recreation

Department of Main Roads

* RoadTek

Department of Natural Resources, Mines and Water (renamed on 02/02/06)

* CorporateLink

Department of Police

Department of the Premier and Cabinet

* Queensland Events Corporation Pty Ltd

Department of Primary Industries and Fisheries

* Veterinary Surgeons Board of Queensland

Department of Public Works

* CITEC

* Goprint

* Project Services

* QBuild

* QFleet

* SDS

Department of State Development, Trade and Innovation (renamed on 28/07/05)

* Burnett Water Pty Ltd (sold to SunWater on 16/12/06)

* Property Services Group (transferred to The Coordinator-General on 07/04/06)

Department of Tourism, Fair Trading and Wine Industry Development

Department of Transport

Disability Services Queensland

Electoral Commission of Queensland

Environmental Protection Agency

Forestry Plantations Queensland Office (established on 01/05/06)

Legal Aid Queensland

Legislative Assembly

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-80

Notes to the Financial Statements

53.	Controlled Entities continued

Library Board of Queensland

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Information Commissioner

Office of the Ombudsman

Office of the Public Service Commissioner

Prostitution Licensing Authority

QRAA

Queensland Art Gallery Board of Trustees

Queensland Audit Office

Queensland Building Services Authority

Queensland Performing Arts Trust

Queensland Studies Authority

Residential Tenancies Authority

Service Delivery and Performance Commission (established on 10/11/05)

SGH Limited (deregistered on 02/08/06)

South Bank Corporation

The Coordinator-General (established on 28/07/05)

* Property Services Group (transferred from Department of State Development, Trade and Innovation on

   07/04/06)

* Queensland Water Infrastructure Pty Ltd (established on 28/06/06)

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism Queensland

Treasury Department

* CorpTech

* Queensland Treasury Holdings Pty Ltd

Workers’ Compensation Regulatory Authority (QComp)

Public Non-financial Corporations

Bundaberg Port Authority

Cairns Port Authority

Central Queensland Ports Authority

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CEPA (Kogan Creek) Holding Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Mica Creek Pty Ltd

* CS Kogan (Australia) Pty Ltd

* CS North West Pty Ltd

* Kogan Creek Power Pty Ltd

* SE CSE Pty Ltd

* Swanbank Energy Pty Ltd

DBCT Holdings Pty Ltd

DPI Forestry (ceased and amalgamated into Forestry Plantations Queensland on 30/04/06)

ENERGEX Ltd

* Allgas Energy Pty Ltd

* Allgas Pipelines Holdings Pty Ltd

* Allgas Pipelines Operations Pty Ltd

* Allgas Pipelines Pty Ltd

* Allgas Toowoomba Pty Ltd

* Beak Industries Pty Ltd

* Energy Holdings Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Pty Ltd

* Queensland Energy Services Team Pty Ltd

* Queensland Gas Industries Pty Ltd

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-81

Notes to the Financial Statements

53.	Controlled Entities continued

* Service Essentials Pty Ltd

* Sun Retail Pty Ltd (formerly ENERGEX Retail Pty Ltd, renamed on 10/05/06)

* Varnsdorf Pty Ltd

* VH Energy Holdings Pty Ltd

* VH Finance Pty Ltd

* VH Operations Pty Ltd

Ergon Energy Corporation Ltd

* EA North Queensland Pty Ltd

* Ergon Energy Gas Pty Ltd

* Ergon Energy Pty Ltd

* Australian Energy Ltd

* Australian Energy Services Pty Ltd

* Powerdirect Pty Ltd

* Ergon Energy (Victoria) Pty Ltd

* Northern Electricity Retail Corporation Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

* Ergon Energy Utility Services Pty Ltd

* Vantage Plus Utilities Trust

Forestry Plantations Queensland (established on 01/05/06)

Gladstone Area Water Board

Gold Coast Events Co Pty Ltd (controlled entity of Department of Local Government, Planning, Sport and

 Recreation)

Golden Casket Lottery Corporation Ltd

* Bounty Ltd

* Bounty Systems Pty Ltd

* Clubline Systems Pty Ltd

* Infolink Systems Pty Ltd

* Interactive Gold Pty Ltd

Mackay Port Authority

Major Sports Facilities Authority

Mount Isa Water Board

Port of Brisbane Corporation

* Gateway Investments Corporation Pty Ltd

Ports Corporation of Queensland

* Port Pilots Queensland Pty Ltd

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Motorways Limited (controlled entity of Department of Main Roads)

* Logan Motorway Company Ltd

* Port Motorway Ltd

* Queensland Motorways Management Pty Ltd

* The Gateway Bridge Company Ltd

Queensland Power Trading Corporation (Enertrade)

* Enertrade (NQ) Pipeline No 1 Pty Ltd

* Enertrade (NQ) Pipeline No 2 Pty Ltd

* Enertrade Pipeline Management Pty Ltd

* The Green Energy Corporation Pty Ltd

QR

* Heritage Train Company Pty Ltd

* Interail Australia Pty Ltd

* National Logistics Alliance Pty Ltd

* Betty Rees Pty Ltd

* CRT Group Pty Ltd

* CRT Rail Operation Pty Ltd

* NHK Pty Ltd

* Windfem Pty Ltd

* On Track Insurance Pty Ltd

* QRNational Holdings Pty Ltd

* QRNational West Pty Ltd

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-82

Notes to the Financial Statements

53.	Controlled Entities continued

* Australian Railroad Group Employment Pty Ltd

* Australian Western Railroad Pty Ltd

* AWR Lease Co Pty Ltd

Stanwell Corporation Ltd

* EDWF Holdings 1 Pty Ltd

* EWDF Holdings 2 Pty Ltd (incorporated on 13/07/05, sold on 22/12/05)

* EWDF Manager Pty Ltd (incorporated on 20/07/05, sold 50% on 22/12/05)

* Wind Portfolio Pty Ltd (incorporated on 13/07/05)

* ZeroGen Pty Ltd (incorporated on 30/03/06)

SunWater

* Burnett Water Pty Ltd (acquired from Department of State Development, Trade and Innovation on 16/12/05)

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Tarong Energy Corporation Ltd

* Glen Wilga Coal Pty Ltd (inactive)

* Mt. Millar Windfarm Pty Ltd

* Starfish Hill Wind Farm Pty Ltd

* Tarong Renewable Energy Pty Ltd

* TEC Coal Pty Ltd (inactive)

* TN Power Pty Ltd

The Trustees of Parklands Gold Coast

Townsville Port Authority

Public Financial Corporations

Queensland Investment Corporation

* Canberra Centre Investments Pty Ltd

* Eastland Property Holdings Ltd

* Grand Central Toowoomba Ltd

* Pacific Echo Pty Ltd

* QBF No. 1 Pty Ltd (formerly Balfour Pty Ltd)

* QBF No. 2 Pty Ltd (formerly Watergardens Brimbank Pty Ltd)

* QIC Asia Real Estate Investments Pty Ltd

* QIC Coomera Pty Ltd (formerly QIC Epping Road Pty Ltd)

* QIC Helensvale Pty Ltd

* QIC Hi Yield Pty Ltd

* QIC Infrastructure Management Pty Ltd (formerly Financial Markets Services Group Pty Ltd)

* QIC International Real Estate Investments Pty Ltd

* QIC Logan Hyperdome Pty Ltd

* QIC North America Investments Pty Ltd (formerly Bowmint Pty Ltd)

* QIC North Asia Real Estate Investments Pty Ltd

* QIC Office Pty Ltd

* QIC Private Equity Pty Ltd (formerly Lifestyle Portal Pty Ltd)

* QIC Properties Pty Ltd

* QIC Property Funds Pty Ltd

* QIC Property Management Pty Ltd

* QIC Real Estate Funds Pty Ltd

* QIC Real Estate Pty Ltd

* QIC Retail (No 2) Pty Ltd

* QIC Retail Pty Ltd

* QIC Ringwood Pty Ltd

* QIC Robina Pty Ltd

* QIC Toowoomba Pty Ltd

* QIC Westpoint Pty Ltd

* Queensland BioCapital Funds Pty Ltd

* Watergardens Pty Ltd

Queensland Treasury Corporation

* Sucette Pty Ltd (deregistered on 31/03/06)

* Sunshine Locos Pty Ltd

WorkCover Queensland

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-83

Notes to the Financial Statements

54.	Entities Not Consolidated

Queensland’s public universities and certain professional, occupational and primary producer marketing boards have not been included in the consolidated financial statements because they are not considered to be controlled by the State Government. Employee superannuation funds are similarly excluded.

Local governments are a separate sphere of government and their financial activities do not form part of these consolidated financial statements.

Latest available audited data was collected from 115 agencies (2005, 123 agencies) that are controlled by the State Government but are not considered material for whole-of-Government reporting purposes and are excluded from these financial statements. Aggregated financial information of these entities follows:

	2006	2005
	$M	$M

Revenues	158	144
Expenses	144	132

Operating Result	14	12

Assets	269	208
Liabilities	59	55

Net Assets	210	153

55.	Discontinued operations

Allgas Energy Pty Ltd

In April 2006, the Queensland Government announced the intended sale of the regulated gas distribution network owned by Allgas Energy Pty Ltd. Allgas Energy Pty Ltd owns a 2,398 kilometre regulated gas distribution network operating in South East Queensland and New South Wales. Parties shortlisted by the indicative bid stage were required to lodge binding bids by October 2006. The results and net assets available for sale of this discontinued operation totalled $15 million and $292 million respectively. Further details of this discontinued operation are set out in the financial statements of Energex Limited. Refer also Note 47 for post balance date event regarding the sale.

Operations Intended for Sale

Due to the uncertainties inherent in the proposed sale process of the energy assets relating to the operations listed below, these operations have not yet been classified as available for sale in these financial statements.

Sun Retail Pty Ltd

In April 2006, the Queensland Government announced the intended sale of the electricity and gas retailing business owned by Sun Retail Pty Ltd. The Sun Retail gas business serves approximately 80,000 customers in Queensland, northern New South Wales and Victoria. The Sun Retail electricity business has 1.2 million franchise and contestable electricity customers. Parties shortlisted by the indicative bid stage will be required to lodge binding bids by October 2006.

Ergon Energy Retail

The Queensland Government announced a decision in April 2006 to sell, before the end of 2006, Ergon Energy Retail’s competitive operations. The sale will involve Ergon Energy’s existing contestable retail business, made up of mainly commercial and industrial customers together with the recently acquired Australian Energy Ltd (Powerdirect) business. In addition, approximately 400,000 of Sun Retail (formerly Energex Retail) contestable customers will be included in this sale.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-84

Certificate of Consolidated Financial Statements

Consolidated Financial Statements

2005-06

Management Certificate

The foregoing consolidated financial statements have been prepared pursuant to section 38B(1) of the Financial Administration and Audit Act 1977, and other prescribed requirements.

In our opinion and in terms of section 38B(3) of the Financial Administration and Audit Act 1977, we certify that the consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii) the financial position of the Government at 30 June 2006.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the consolidated financial statements misleading or inaccurate.

David Newby, CA	Gerard Bradley, CPA	Anna Bligh MP
Manager, Fiscal Reporting	Under Treasurer	DEPUTY PREMIER,
QUEENSLAND TREASURY	QUEENSLAND TREASURY	TREASURER AND
MINISTER FOR
INFRASTRUCTURE

Date 11 October 2006

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-85

Independent Audit Report

To the Treasurer of Queensland

Matters Relating to the Electronic Presentation of the Audited Financial Report

The audit report relates to the financial report of the Government of Queensland for the financial year ended 30 June 2006 included on Treasury Department’s web site. The Under Treasurer is responsible for the integrity of Treasury Department’s web site. We have not been engaged to report on the integrity of Treasury Department’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Treasury Department, to confirm the information included in the audited financial report presented on this web site.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Scope

The Financial Report

The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the end of the year or from time to time during the year. The financial report consists of the Income Statement, Balance Sheet, Cash Flow Statement, Statement of Changes in Equity, notes to the financial statements and certificates given by the Treasurer, Under Treasurer and the most senior officer of Treasury Department responsible for preparing the financial report for the year ended 30 June 2006.

Responsibility for Preparation of Financial Report

Treasury Department, on behalf of the Treasurer, is responsible for the preparation and true and fair presentation of the financial report, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit Approach

As required by law, an independent audit was conducted in accordance with QAO Auditing Standards, which incorporate the Australian Auditing Standards, to enable me to provide an independent opinion whether in all material respects the financial report is presented fairly, in accordance with the prescribed requirements, including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

Audit procedures included -

•	examining information on a test/sample basis to provide evidence supporting the amounts and disclosures in the financial report;
•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the Accountable Officer;
•	obtaining written confirmation regarding the material representations made in conjunction with the audit; and
•	reviewing the overall presentation of information in the financial report.

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-86

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Audit Opinion

In accordance with section 38B of the Financial Administration and Audit Act 1977 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -
(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up to present a true and fair view, in accordance with the prescribed accounting standards, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2005 to 30 June 2006 and of the financial position at the end of that year.

G G POOLE FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Date        17 October 2006

Audited Consolidated Financial Statements 2005-06 - Government of Queensland	5-87

Reconciliation of UPF to AAS

of the Queensland Government – 30 June 2006

05–06

Reconciliation of UPF to AAS

Queensland Government

108

ATTACHMENT A: Reconciliation of UPF Net Operating Balance to AAS

Net Surplus/(Deficit)

Comparison of GFS Operating Result to Accounting Income Statement

The GFS Outcomes Report and Consolidated Financial Statements focus on different aspects of Government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.

The Government’s key fiscal principles include the maintenance of a General Government operating surplus in GFS terms.

Apart from reflecting the accepted uniform reporting basis for the Commonwealth and State Governments, targeting an operating result in GFS terms recognises that valuation adjustments can be significant from year to year and are more appropriately considered in the context of overall balance sheet management.

The table below provides a comparison of the GFS Net operating balance to the AAS Net surplus/(deficit) by sector/segment:

	General Government Sector	Public Non-Financial Sector	Public Financial Corporations Sector	Total State Sector
GFS Net operating balance	3,714	287	133	4,135

Remeasurement/valuation adjustments
Bad debts and amortisation	(43)	(20)	(2)	(65)
Market Value adjustments investments/loans	96	498	63	657
Deferred tax equivalents	304	(265)	(38)	-
Revaluations of provisions	123	185	567	875
Gain/(loss) on assets sold/written off	(293)	15	(2)	(280)
Decommissioned infrastructure assets and land under roads	(235)	-	-	(235)

Presentation differences
Dividends returned to owners	-	628	10	-

AAS Net surplus/(deficit)	3,666	1,328	731	5,087

State Finances Report 2005-06 - Government of Queensland	6-01